                                                                               .
                                                                               .
                                                                               .

                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-12

                      Platinum Underwriters Holdings, Ltd.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                      N/A
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     2)  Aggregate number of securities to which transaction applies:

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     3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

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     4)  Date Filed:

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

                   [PLATINUM UNGERWRITERS HOLDINGS LTD. LOGO]
                             The Belvedere Building
                               69 Pitts Bay Road
                             Pembroke HM 08 Bermuda

                             ---------------------

                NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
                          To Be Held On April 26, 2005

                             ---------------------

To the Shareholders of Platinum Underwriters Holdings, Ltd.:

     Notice is hereby given that the 2005 Annual General Meeting of Shareholders (the "Annual Meeting") of Platinum Underwriters Holdings, Ltd. (the "Company") will be held at the Fairmont Hamilton Princess Hotel, 76 Pitts Bay Road, Pembroke HM 08 Bermuda, on Tuesday, April 26, 2005 at 3:00 p.m., local time, for the following purposes:

          1. To elect eight directors to the Company's Board of Directors to serve until the Company's 2006 Annual General Meeting of Shareholders.

          2. To consider and take action upon a proposal to ratify the selection of KPMG LLP as the Company's independent registered public accounting firm for the 2005 fiscal year.

     At the Annual Meeting, shareholders will receive the audited consolidated financial statements of the Company and its subsidiaries as of and for the year ended December 31, 2004 with the independent registered public accounting firm's report thereon, and may also be asked to consider and take action with respect to such other business as may properly come before the meeting, or any postponement or adjournment thereof.

     The Company's Board of Directors has fixed the close of business on March 10, 2005 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting and any postponement or adjournment thereof. You are cordially invited to be present. Shareholders who do not expect to attend in person are requested to sign and return the enclosed form of proxy in the envelope provided. At any time prior to their being voted at the Annual Meeting, proxies are revocable by written notice to the Secretary of the Company, by a duly executed proxy bearing a later date or by voting in person at the Annual Meeting.

                                          By order of the Board of Directors,

                                                  Michael E. Lombardozzi
                                            Executive Vice President, General
                                                         Counsel
                                                      and Secretary

Pembroke, Bermuda
March 22, 2005

                      PLATINUM UNDERWRITERS HOLDINGS, LTD.
                             THE BELVEDERE BUILDING
                               69 PITTS BAY ROAD
                             PEMBROKE HM 08 BERMUDA
                            ------------------------

                     ANNUAL GENERAL MEETING OF SHAREHOLDERS
                                 APRIL 26, 2005
                            ------------------------

                              GENERAL INFORMATION

     This proxy statement and the accompanying form of proxy are being furnished to holders of the common shares (the "Common Shares") of Platinum Underwriters Holdings, Ltd. (the "Company") to solicit proxies on behalf of the Board of Directors of the Company for the 2005 Annual General Meeting of Shareholders (the "Annual Meeting") to be held at the Fairmont Hamilton Princess Hotel, 76 Pitts Bay Road, Pembroke HM 08 Bermuda, on Tuesday, April 26, 2005 at 3:00 p.m., local time. These proxy materials are first being mailed to shareholders on or about March 22, 2005.

     The Board of Directors has fixed the close of business on March 10, 2005 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. As of such date, there were 43,229,257 Common Shares outstanding and entitled to vote. Each shareholder is entitled to one vote for each Common Share held of record on the record date with respect to each matter to be acted upon at the Annual Meeting, provided that if the number of "Controlled Shares" (as defined below) of any shareholder constitutes 10% or more of the combined voting power of the issued Common Shares (such holder, a "10% Shareholder"), the vote of any such shareholder is limited to 9.9% of the voting power of the outstanding Common Shares pursuant to the Company's Bye-laws. "Controlled Shares" of any person refers to all Common Shares owned
(i) directly, (ii) with respect to persons who are United States persons, by application of the attribution and constructive ownership rules of Sections 958(a) and 958(b) of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), or (iii) beneficially, directly or indirectly, within the meaning of Rule 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder.

     Because the applicability of the voting power reduction provisions to any particular shareholder depends on facts and circumstances that may be known only to the shareholder or related persons, the Company requests that any holder of Common Shares with reason to believe that it is a 10% Shareholder (as defined in the Company's Bye-laws and described above) contact the Company promptly so that the Company may determine whether the voting power of such holder's Common Shares should be reduced. By submitting a proxy, a holder of Common Shares will be deemed to have confirmed that, to its knowledge, it is not, and is not acting on behalf of, a 10% Shareholder. The directors of the Company are empowered to require any shareholder to provide information as to that shareholder's beneficial ownership of Common Shares, the names of persons having beneficial ownership of the shareholder's Common Shares, relationships with other shareholders or any other facts the directors may consider relevant to the determination of the number of Controlled Shares attributable to any person. The directors may disregard the votes attached to Common Shares of any holder who fails to respond to such a request or who, in their judgment, submits incomplete or inaccurate information. The directors retain certain discretion to make such final adjustments that they consider fair and reasonable in all the circumstances as to the aggregate number of votes attaching to the Common Shares of any shareholder to ensure that no person shall be entitled to cast more than 9.9% of the voting power of the outstanding Common Shares at any time.

     The presence, in person or by proxy, of holders of more than 50% of the Common Shares outstanding and entitled to vote on the matters to be considered at the Annual Meeting is required to constitute a quorum for the transaction of business at the Annual Meeting. Each of the proposals to be considered at the Annual Meeting will be decided by the affirmative vote of a majority of the voting power of the

Common Shares present, in person or by proxy, at the Annual Meeting, and entitled to vote thereon. A hand vote will be taken unless a poll is requested pursuant to the Company's Bye-laws.

                          SOLICITATION AND REVOCATION

     PROXIES IN THE FORM ENCLOSED ARE BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY. Common Shares may be voted at the Annual Meeting by returning the enclosed proxy card or by attending the Annual Meeting and voting in person. The enclosed proxy card authorizes each of Steven H. Newman, Gregory E.A. Morrison and Michael E. Lombardozzi to vote the Common Shares represented thereby in accordance with the instructions given or, if no instructions are given, in their discretion. They may also vote such Common Shares to adjourn or postpone the meeting and will be authorized to vote such Common Shares at any adjournment or postponement of the Annual Meeting. Common Shares held in "street name" by a broker, bank or other nominee must be voted by the broker, bank or nominee according to the instructions of the beneficial owner of the Common Shares.

     Proxies may be revoked at any time prior to the Annual Meeting by giving written notice to the Secretary of the Company, by a duly executed proxy bearing a later date or by voting in person at the Annual Meeting. For Common Shares held in "street name" by a broker, bank or other nominee, new voting instructions must be delivered to the broker, bank or nominee prior to the Annual Meeting.

     If a shareholder abstains from voting on a particular proposal, or if a shareholder's Common Shares are treated as a broker non-vote, those Common Shares will not be considered as votes cast in favor of or against the proposal but will be included in the number of Common Shares represented for the purpose of determining whether a quorum is present. Generally, broker non-votes occur when Common Shares held for a beneficial owner are not voted on a particular proposal because the broker has not received voting instructions from the beneficial owner, and the broker does not have discretionary authority to vote the Common Shares on a particular proposal. If a quorum is not present, the shareholders who are represented may adjourn the Annual Meeting until a quorum is present. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice need be given. An adjournment will have no effect on the business that may be conducted at the adjourned meeting.

     The Company will bear all costs of this proxy solicitation. Proxies may be solicited by mail, in person, by telephone or by facsimile by officers, directors, and employees of the Company. The Company may also reimburse brokerage firms, banks, custodians, nominees and fiduciaries for their expenses incurred in forwarding proxy materials to beneficial owners. The Company has retained Mellon Investor Services, LLC to assist in the solicitation of proxies and will pay a fee of $5,000 plus reimbursement of out-of-pocket expenses for those services.

                                  THE COMPANY

     The Company was formed in April 2002 to assume substantially all of the 2002 property and casualty reinsurance business and related assets of the reinsurance underwriting segment ("St. Paul Re") of The St. Paul Travelers Companies, Inc., formerly The St. Paul Companies, Inc. ("St. Paul"). The St. Paul Re business and assets were transferred to the Company concurrently with the completion by the Company of an initial public offering of the Common Shares and equity security units on November 1, 2002 (the "Initial Public Offering"). The Company provides property and casualty reinsurance, operating through Platinum Underwriters Bermuda, Ltd. ("Platinum Bermuda"), Platinum Underwriters Reinsurance, Inc. ("Platinum US") and Platinum Re (UK) Limited ("Platinum UK") to a diverse clientele of insurers and select reinsurers on a worldwide basis.

                      PROPOSAL 1 -- ELECTION OF DIRECTORS

     The Board of Directors of the Company currently consists of the following eight members, each of whom was elected as a director in May 2004 at the Company's 2004 Annual General Meeting of

Shareholders: Steven H. Newman, Gregory E.A. Morrison, H. Furlong Baldwin, Jonathan F. Bank, Dan R. Carmichael, Neill A. Currie, Jay S. Fishman and Peter
T. Pruitt. Mr. Currie was designated by RenaissanceRe Holdings Ltd. ("RenaissanceRe") as its nominee for election to the Board of Directors pursuant to the Investment Agreement among the Company, St. Paul and RenaissanceRe dated as of September 20, 2002 (the "Investment Agreement"). The terms of office of each of the current directors will expire at the Annual Meeting. Mr. Fishman, who has served on the Board since the Initial Public Offering, has informed the Board of Directors that he will not be standing for re-election at the Annual Meeting. Other than Mr. Fishman, each of the current directors has been nominated by the Board of Directors for election as a director at the Annual Meeting to serve until the Company's 2006 Annual General Meeting of Shareholders. To fill the vacancy created by Mr. Fishman's decision not to stand for re-election at the Annual Meeting, Robert V. Deutsch has been nominated by the Board of Directors for election as a director of the Company. If elected, Mr. Deutsch will be appointed to the Audit and Compensation Committees.

     The Board of Directors has no reason to believe that any of its nominees would be unable or unwilling to serve if elected. If a nominee becomes unable or unwilling to accept nomination or election, the Board will select a substitute nominee and the Common Shares represented by proxies may be voted for such substitute nominee unless shareholders indicate otherwise.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES TO THE COMPANY'S BOARD OF DIRECTORS.

INFORMATION CONCERNING NOMINEES

     Set forth below is biographical and other information regarding the nominees for election as directors, including their principal occupations during the past five years.

Steven H. Newman..........................  Mr. Newman has been Chairman of the Board of Directors
Age: 61                                     of the Company since June 2002 and a consultant to
Director since 2002                         Platinum US since March 2002. Mr. Newman was Chairman of
Chairman of the Board of Directors          the Board of Directors of St. Paul Re from March 2002
and Chairman of the Executive               until he became Chairman of the Company. Mr. Newman was
Committee                                   Chairman of the Board of Directors of Swiss Re America
                                            Holding Company, a reinsurance holding company, from May
                                            2000 to October 2000. Prior thereto, Mr. Newman served
                                            as Chairman of the Board and Chief Executive Officer of
                                            Underwriters Re Group, Inc., a reinsurance holding
                                            company.

Gregory E.A. Morrison.....................  Mr. Morrison has been President and Chief Executive
Age: 47                                     Officer of the Company since June 2003. Mr. Morrison was
Director since 2003                         President and Chief Executive Officer of London
Member of the Executive Committee           Reinsurance Group Inc. ("LRG"), a Canadian reinsurance
                                            company that he founded, from 1989 until 1998 and again
                                            from September 2000 until May 2003. Mr. Morrison also
                                            served as the Chairman of LRG operating subsidiaries in
                                            the United States, Barbados and Ireland and as a member
                                            of the LRG Board of Directors. From January 1999 to June
                                            2000, Mr. Morrison served as President of Unum
                                            Reinsurance, the reinsurance division of Unum Provident
                                            Corporation.

H. Furlong Baldwin........................  Mr. Baldwin was Chairman of Mercantile Bankshares
Age: 73                                     Corporation, a bank holding corporation, from March 2001
Director since 2002                         until his retirement in March 2003. Prior thereto, Mr.
Chairman of the Audit                       Baldwin was Chairman and Chief Executive Officer of
Committee and member of the                 Mercantile Bankshares Corporation. Mr. Baldwin is the
Governance Committee                        Chairman of the Board of Directors of Nasdaq Stock
                                            Market, Inc. and a director of W.R. Grace & Company and
                                            Allegheny Energy, Inc.

Jonathan F. Bank..........................  Mr. Bank has been counsel to Lord Bissell & Brook LLP, a
Age: 61                                     law firm, since May 2004. From May 2000 until May 2004,
Director since 2002 Member of the           he was Senior Vice President of Tawa Associates Ltd.,
Compensation, Audit and Governance          which is engaged in the acquisition, restructuring and
Committees                                  management of property and casualty companies in
                                            run-off. From September 1999 until May 2000, Mr. Bank
                                            was the Insurance Practice Leader of
                                            PricewaterhouseCoopers' U.S. insurance/reinsurance
                                            regulatory and restructuring practice group. Prior
                                            thereto, Mr. Bank was a partner at Chadbourne & Parke
                                            LLP, a law firm.

Dan R. Carmichael.........................  Mr. Carmichael has been President, Chief Executive
Age: 60                                     Officer and a director of Ohio Casualty Corporation, a
Director since 2002                         property and casualty insurance company, since December
Chairman of the Governance                  2000. Prior thereto, Mr. Carmichael served as President
Committee and member of the Audit           and Chief Executive Officer of IVANS, Inc., an
Committee                                   industry-owned organization that provides electronic
                                            communications services to insurance, healthcare and
                                            related organizations. Mr. Carmichael is a director of
                                            Alleghany Corporation.

Neill A. Currie...........................  Mr. Currie has been a private investor for the last six
Age: 52                                     years. Since June 2000, Mr. Currie has been the managing
Director since 2003                         member and Chief Executive Officer of Currie Company,
Member of the Executive,                    LLC, a manager of equity investments and provider of
Compensation and Governance                 reinsurance consulting services. From 1993 to 1997, Mr.
Committees                                  Currie was a Senior Vice President of RenaissanceRe.

Robert V. Deutsch.........................  Mr. Deutsch has been a consultant to CNA Financial
Age: 45                                     Corporation since October 2004. From September 1999
Nominee                                     until October 2004, Mr. Deutsch served as Executive Vice
                                            President and Chief Financial Officer of CNA Financial
                                            Corporation. Prior thereto, Mr. Deutsch was Executive
                                            Vice President, Chief Financial Officer and Chief
                                            Actuary of Executive Risk Inc. Mr. Deutsch serves as a
                                            board member of Chaucer Holdings PLC.

Peter T. Pruitt...........................  Mr. Pruitt was Chairman of Willis Re Inc., a reinsurance
Age: 72                                     intermediary, from June 1995 until his retirement in
Director since 2002                         December 2001. He also served as Chief Executive Officer
Chairman of the Compensation                of Willis Re Inc. from June 1995 through September 1999.
Committee and member of the Audit           Prior thereto, Mr. Pruitt was President and a director
Committee                                   of Frank B. Hall & Co., Inc., a global insurance broker.
                                            Mr. Pruitt is a director of Poe Financial Group, Inc., a
                                            privately held property and casualty insurance holding
                                            company.

BOARD OF DIRECTORS AND COMMITTEES

     The Board of Directors of the Company maintains four standing committees: the Audit, the Compensation, the Governance and the Executive Committees. During 2004, the Board of Directors met six times, the Audit Committee met five times, the Compensation Committee met four times, the Governance Committee met three times and the Executive Committee met twice. Each director attended at least 75% of the aggregate number of meetings of the Board of Directors and meetings of the Committees of the Board of Directors on which he served that were held in 2004, with the exception of Mr. Fishman. Board members are encouraged to attend the Company's Annual General Meetings of Shareholders. Six directors attended the Company's 2004 Annual General Meeting of Shareholders.

  INDEPENDENCE OF DIRECTORS

     New York Stock Exchange ("NYSE") listing standards require the Company to have a majority of independent directors serving on the Board of Directors. A member of the Board qualifies as independent if the Board affirmatively determines that the director has no material relationship with the Company. The Board has determined that Messrs. Baldwin, Bank, Carmichael, Currie and Pruitt, constituting a majority of the Board, have no material relationship with the Company other than in their capacities as members of the Board and committees thereof, and thus are independent directors of the Company. The Board has also determined that Mr. Deutsch, a nominee for election as a director of the Company, has no material relationship with the Company and thus would be an independent director if elected at the Annual Meeting. None of Messrs. Baldwin, Bank and Currie has any relationship with the Company other than as a director and member of committees of the Board. Mr. Carmichael is the President, Chief Executive Officer and a director of Ohio Casualty Insurance Company ("Ohio Casualty"). During 2004, the Company provided reinsurance coverage to subsidiaries of Ohio Casualty resulting in premiums to the Company of $469,500, representing approximately .03% of the Company's consolidated total revenue for 2004. Ohio Casualty is expected to generate premiums to the Company of approximately $332,400 in 2005 (which is equal to approximately .02% of the Company's consolidated total revenue for 2004). Mr. Carmichael was not involved in the establishment of these reinsurance contracts and received no special benefits therefrom. Based on the foregoing, the Board has determined that Mr. Carmichael has no material relationship with the Company. Mr. Pruitt is a director of and a consultant to Poe Financial Group, Inc. ("Poe Financial"). During 2004, the Company provided reinsurance coverage to subsidiaries of Poe Financial resulting in premiums to the Company of $16,949,953, representing approximately 1.1% of the Company's consolidated total revenue for 2004. Poe Financial is expected to generate premiums to the Company of approximately $9,969,000 in 2005 (which is equal to approximately .65% of the Company's consolidated total revenue for 2004). Mr. Pruitt was not involved in the establishment of these reinsurance contracts and received no special benefits therefrom. Based on the foregoing, the Board has determined that Mr. Pruitt has no material relationship with the Company. Until October 2004, Mr. Deutsch was the Executive Vice President and Chief Financial Officer of CNA Financial Corporation ("CNA"). During 2004, the Company provided reinsurance coverage to subsidiaries of CNA resulting in premiums to the Company of $3,639,513 in 2004, representing approximately .24% of the Company's consolidated total revenue for 2004. CNA is expected to generate premiums to the Company of approximately $6,439,064 in 2005 (which is equal to approximately .42% of the Company's consolidated total revenue for 2004). Mr. Deutsch was not involved in the establishment of these reinsurance contracts and received no special benefits therefrom. In addition, Mr. Deutsch is party to a letter agreement with the Company under which he provides consulting services to the Board of Directors and the Audit and Compensation Committees until the date of the Annual Meeting. Mr. Deutsch will receive a total of $90,000 in fees for these consulting services. This agreement is described in more detail under "Arrangements with Director and Nominee" below. Based on the foregoing, the Board has determined that Mr. Deutsch has no material relationship with the Company.

  EXECUTIVE COMMITTEE

     The Executive Committee presently consists of Messrs. Newman (Chairman), Morrison, Currie and Fishman. The Executive Committee is authorized to exercise all of the powers of the Board of Directors when the Board is not in session upon a written determination of the Chairman of the Board that it is impracticable to convene a meeting of the Board to exercise such powers, subject to such limitations as are set forth in its charter or as may from time to time be established by resolution of the Board.

  AUDIT COMMITTEE

     The Audit Committee presently consists of Messrs. Baldwin (Chairman), Bank, Carmichael and Pruitt. The Board of Directors has determined that each member of the Audit Committee is independent as defined in the NYSE listing standards and meets the NYSE standards of financial literacy and accounting or related financial management expertise. The Board of Directors has also determined that Mr. Baldwin is an "audit committee financial expert" as defined by the Securities and Exchange Commission ("SEC"), and that Mr. Deutsch would be an "audit committee financial expert" if elected at the Annual Meeting and appointed to the Audit Committee as planned.

     The Audit Committee operates pursuant to a charter, which is posted on the Company's website at www.platinumre.com and may be found under the "Investor Relations" section by clicking on "Corporate Governance." A copy of the Audit Committee's charter may also be obtained, without charge, upon written request to the Secretary of the Company at the Company's principal executive offices. The Audit Committee's primary responsibilities, as set forth in its charter, are to:

     - engage the independent registered public accounting firm (subject to ratification by the shareholders of the Company as required by Bermuda law), determine the compensation and oversee the performance of the independent registered public accounting firm, and approve in advance all audit services and all permitted non-audit services to be provided to the Company by the independent registered public accounting firm;

     - assess and take appropriate action regarding the independence of the Company's independent registered public accounting firm;

     - oversee the compensation, activities and performance of the Company's internal audit function and review the quality and adequacy of the Company's internal controls and internal auditing procedures;

     - periodically review with management and the independent registered public accounting firm the Company's accounting policies, including critical accounting policies and practices and the estimates and assumptions used by management in the preparation of the Company's financial statements;

     - review with management and the independent registered public accounting firm any material financial or other arrangements of the Company which do not appear on the Company's financial statements;

     - discuss with management the Company's guidelines and policies with respect to corporate risk assessment and risk management;

     - discuss with management each of the earnings press releases and earnings guidance provided to analysts and rating agencies;

     - review with management and the independent registered public accounting firm the financial statements to be included in the quarterly and annual reports of the Company, including management's discussion and analysis of financial condition and results of operations, and recommend to the Board of Directors whether the audited financial statements should be included in the annual reports of the Company;

     - approve a code of ethics, as required by SEC rules, for senior financial officers and such other employees and agents of the Company as it determines;

     - establish procedures for the handling of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and

     - annually review and evaluate Audit Committee performance and asses the adequacy of the Audit Committee charter.

     The Audit Committee report for 2004 appears beginning on page 31 of this proxy statement.

  COMPENSATION COMMITTEE

     The Compensation Committee presently consists of Messrs. Pruitt (Chairman), Bank and Currie. The Board of Directors has determined that each member of the Compensation Committee is independent as defined in the NYSE listing standards.

     The Compensation Committee operates pursuant to a charter, which is posted on the Company's website at www.platinumre.com and may be found under the "Investor Relations" section by clicking on "Corporate Governance." A copy of the Compensation Committee's charter may also be obtained, without charge, upon written request to the Secretary of the Company at the Company's principal executive offices. The Compensation Committee's primary responsibilities, as set forth in its charter, are to:

     - review the compensation policies and practices of the Company and its subsidiaries, including incentive compensation plans and equity plans, and make recommendations to the Board of Directors with respect thereto;

     - review the recommendations of the Chief Executive Officer concerning the compensation of those officers of the Company and its subsidiaries with a title more senior than Vice President and of any consultants, agents and other persons to the extent that determinations with respect to their compensation are expressly delegated to the Committee, and make recommendations to the Board of Directors with respect thereto;

     - review and approve the corporate goals and objectives relevant to the Chief Executive Officer's compensation, evaluate the Chief Executive Officer's performance in light of those goals and objectives and set the Chief Executive Officer's compensation level based on such evaluation;

     - review the recommendation of the Chief Executive Officer concerning the aggregate amount available for the annual incentive bonus program each year, and make a recommendation to the Board of Directors with respect thereto;

     - grant all awards under and oversee the administration of the Company's 2002 Share Incentive Plan (the "Share Incentive Plan") and any other plans that provide for administration by the Compensation Committee; and

     - annually review and evaluate Compensation Committee performance and asses the adequacy of the Compensation Committee charter.

     The Compensation Committee report for 2004 appears beginning on page 19 of this proxy statement.

  GOVERNANCE COMMITTEE

     The Governance Committee presently consists of Messrs. Carmichael (Chairman), Baldwin, Bank and Currie. The Board of Directors has determined that each member of the Governance Committee is independent as defined in the NYSE listing standards.

     The Governance Committee operates pursuant to a charter, which is posted on the Company's website at www.platinumre.com and may be found under the "Investor Relations" section by clicking on "Corporate Governance." A copy of the Governance Committee's charter may also be obtained, without charge, upon written request to the Secretary of the Company at the Company's principal executive offices. The Governance Committee's primary responsibilities, as set forth in its charter, are to:

     - develop a Board of Directors which is diverse in nature and provides management with experienced and seasoned advisors with an appropriate mix of skills in fields related to the current or future business directions of the Company;

     - identify, interview and screen individuals qualified to become members of the Board of Directors and committees thereof, and to become the Chief Executive Officer, for recommendation to the Board of Directors;

     - develop and recommend to the Board of Directors a set of corporate governance guidelines applicable to the Company addressing, among other matters determined by the Committee to be appropriate, director qualifications and responsibilities, director orientation and continuing education, management succession and the annual performance evaluation of the Board of Directors;

     - regularly review issues and developments relating to corporate governance and recommend to the Board of Directors proposed changes to the corporate governance guidelines from time to time as the Committee determines to be appropriate;

     - annually evaluate the overall effectiveness of the Board of Directors and the Chief Executive Officer and make recommendations to the Board of Directors with respect thereto as appropriate, provided that any determinations or recommendations relating to compensation are reserved for the Compensation Committee;

     - review periodically all committees of the Board of Directors and recommend to the Board of Directors changes, as appropriate, in the composition, responsibilities, charters and structure of the committees;

     - recommend that the Board of Directors establish such special committees as may be necessary or appropriate to address ethical, legal or other matters that may arise; and

     - annually review and evaluate Governance Committee performance and assess the adequacy of the Governance Committee charter.

     The Governance Committee believes that members of the Board should have the highest professional and personal ethics and values, consistent with the Company's ethics and values. Directors should be committed to enhancing shareholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties. Each director must represent the interests of all shareholders. The Governance Committee will consider recommendations from shareholders as to candidates to be nominated for election to the Board of Directors. Any such recommendations should include the candidate's name and qualifications for Board membership and should be submitted in writing to the Governance Committee in care of the Secretary of the Company at the Company's principal executive offices.

     The Governance Committee regularly assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Governance Committee will consider various candidates for director. Candidates may come to the attention of the Governance Committee through current Board members, professional search firms, shareholders or other persons. These candidates will be evaluated at regular or special meetings of the Governance Committee, and may be considered at any point during the year. In evaluating candidates, the Governance Committee will seek to assure that specific talents, skills and other characteristics that are needed to promote the Board's effectiveness are possessed by an appropriate combination of directors. The nomination of Mr. Deutsch was recommended by Mr. Newman, the Chairman of the Board.

     The Company has adopted Corporate Governance Guidelines and a Code of Business Conduct and Ethics and Compliance Procedures. Copies of these documents are available at the Company's website at www.platinumre.com and may be found under the "Investor Relations" section by clicking on "Corporate Governance." Copies of these documents may also be obtained, without charge, upon written request to the Secretary of the Company at the Company's principal executive offices.

EXECUTIVE SESSIONS

     In accordance with the Company's Corporate Governance Guidelines, separate executive sessions of non-management directors and independent directors are held after each Board meeting. Mr. Carmichael, as Chairman of the Governance Committee, presides at such sessions.

COMMUNICATIONS WITH THE BOARD

     Interested parties may communicate with the Board, anonymously if they wish, by sending a written note or memo to the Secretary, Platinum Underwriters Holdings, Ltd., The Belvedere Building, 69 Pitts Bay Road, Pembroke HM 08 Bermuda. Communications that are intended specifically for non-management or independent directors should be sent to the above address to the attention of the Chairman of the Governance Committee. The Secretary will ensure that all such communications remain confidential and are delivered to the appropriate Board member or members.

DIRECTOR COMPENSATION

     Each director who is not an employee of the Company (other than Mr. Newman) receives an annual retainer of $35,000. In addition, the Chairman of the Audit Committee receives $20,000 per year, and each member of that committee receives $10,000 per year. The Chairman of each other committee of the Board of Directors receives $15,000 per year, and each member of those committees who is not an employee of the Company receives $7,500 per year. Each director who is not an employee of the Company (other than Mr. Newman) also receives $2,500 for attendance at each meeting of the Board and of any committee of which he is a member.

     In addition, under the Share Incentive Plan, each nonemployee director (other than Mr. Newman) receives annually, on the date of the Annual General Meeting of Shareholders of the Company, an option to purchase 5,000 Common Shares with an exercise price equal to the closing price of the Common Shares on the business day immediately preceding the date of such meeting. This option has a five-year term and becomes exercisable on the first anniversary of the date of grant. Any Common Shares that become issuable under an option award shall be issued from the shares previously authorized under the Share Incentive Plan, and shall be subject to the terms and conditions of such plan.

     Mr. Newman entered into a letter agreement with St. Paul, dated March 1, 2002 and amended June 14, 2002, pursuant to which he agreed to serve as Chairman of the Board of Directors of the Company. This agreement was assigned to and assumed by the Company upon completion of the Initial Public Offering. As Chairman, Mr. Newman is entitled to receive an annual fee of $60,000, and a fee of $5,000 for each meeting of the Board of Directors that he attends (not to exceed $20,000 per year). Pursuant to the agreement, Mr. Newman received an option to purchase 975,000 Common Shares at $22.50 per Common Share (the offering price of the Common Shares in the Initial Public Offering) effective upon completion of the Initial Public Offering. This option has a term of ten years and is exercisable in three equal annual installments beginning November 1, 2003.

     Pursuant to the Share Unit Plan for Nonemployee Directors (the "Share Unit Plan"), 50% of all fees earned by a director who is not an employee of the Company or any of its affiliates (including retainer fees, meeting fees and committee fees) during each calendar quarter are automatically converted into that number of share units equal to the number of Common Shares which could have been purchased with such fees, based upon the closing price of the Common Shares on the last day of the calendar quarter. In addition to the 50% mandatory conversion, each nonemployee director may elect to have up to a total of 100% of his fees converted into share units, provided the election is made before the start of the calendar year in which the fees are earned. No Common Shares are actually purchased, but the value of the share units is dependent upon the market value of the Common Shares. A nonemployee director will receive distributions under the Share Unit Plan in respect of his share units, each such share unit valued at the then closing price of one Common Share, following the expiration of five calendar years following the year in which his fees were originally converted into share units, or following termination of his service on the Board of Directors, if earlier. Each distribution under the Share Unit Plan will be made, at the discretion of the Board, either in cash or in Common Shares or some combination thereof. The Share Unit Plan provides that a total of 150,000 shares may be issued thereunder.

     Under the Share Incentive Plan, a non-qualified option to purchase 25,000 Common Shares at $22.50 per Common Share (the offering price of the Common Shares in the Initial Public Offering) was granted to each of the nonemployee directors (other than Mr. Newman) effective upon completion of the Initial Public Offering. Each option has a ten-year term and is exercisable in three equal annual installments beginning November 1, 2003, except in the case of Mr. Currie, whose option is exercisable beginning May 13, 2004, the first anniversary of his election as a director. If elected as a director at the Annual Meeting, Mr. Deutsch will receive an option to purchase 25,000 Common Shares with an exercise price equal to the closing price of the Common Shares on the business day immediately preceding the date of the Annual Meeting. This option will have a ten-year term and will be exercisable in three equal installments beginning on April 26, 2006.

     Under the Company's Corporate Governance Guidelines, each director is expected to retain all Common Shares received as compensation during such director's term of service on the Board of Directors and until at least six months thereafter.

  ARRANGEMENTS WITH DIRECTOR AND NOMINEE

     Mr. Newman entered into a letter agreement with St. Paul dated March 1, 2002, which was assigned to and assumed by Platinum US upon completion of the Initial Public Offering, and amended on March 12, 2004, pursuant to which Mr. Newman agreed to provide consulting services on a part-time basis to Platinum US through February 28, 2005 (which date is automatically extended from year to year unless either party elects not to extend it). The agreement was automatically extended by one year on February 28, 2005. The agreement provides that Mr. Newman performs services as reasonably requested, including assisting with the establishment and development of Platinum US's reinsurance business, for which he receives an annual consulting fee of $270,000. Pursuant to this agreement, Mr. Newman is eligible to receive for each year of the term of this consulting arrangement an annual incentive payment with a target of $440,000 and a maximum of 200% of the target incentive payment. The objectives for this incentive are determined by the Compensation Committee in consultation with the members of the Board of Directors and Mr. Newman and are based on the value of Mr. Newman's contributions as a consultant to Platinum US. Mr. Newman assigned all of his right, title and interest in the consulting agreement to SHN Enterprises, Inc., which Mr. Newman established for estate planning purposes and of which he is the sole shareholder. For 2004, SHN Enterprises, Inc. received from the Company $270,000 in consulting fees and no incentive payments. If the consulting agreement with SHN Enterprises, Inc. is terminated by Platinum US for cause (as defined in the agreement), SHN Enterprises, Inc. will receive no further payments or benefits under the consulting agreement other than amounts accrued prior to termination. Pursuant to the consulting agreement, during the time Mr. Newman serves as a consultant and for fifteen months thereafter, Mr. Newman is not permitted to be employed by, or to own, manage, operate or control, any entity which is primarily engaged in the reinsurance business, except that Mr. Newman is not prohibited from owning less than 5% of any publicly traded corporation. In addition, the consulting agreement provides that during the time Mr. Newman serves as a consultant and for two years thereafter, he may not solicit any senior executive of the Company or Platinum US who served as such at the time of the termination of the consulting agreement. Mr. Newman would not be bound by either of these provisions if he is terminated without cause unless he receives a payment of $350,000 from Platinum US. Mr. Newman is also subject to certain confidentiality provisions under the consulting agreement.

     Mr. Deutsch entered into a letter agreement with the Company dated September 1, 2004 pursuant to which Mr. Deutsch agreed to provide consulting services to the Board of Directors and the Audit and Compensation Committees until the date of the Annual Meeting. Pursuant to the agreement, Mr. Deutsch provides consulting services to the Board and the Audit and Compensation Committees with respect to matters related to the Company's business, financial condition and compensation practices, as well as such other reasonable and appropriate duties as may be mutually agreed to by Mr. Deutsch and the Company. Mr. Deutsch is entitled to a fee of $90,000 for these services.

SHARE OWNERSHIP GUIDELINES

     The Company has adopted share ownership guidelines requiring senior executives to accumulate and hold a meaningful level of share ownership in the Company in order to align the interests of the Company's senior executives and the shareholders of the Company and to meet shareholder expectations that senior executives have a long-term commitment to share price performance. These guidelines apply to the Chief Executive Officer, Chief Underwriting Officer, selected Executive Vice Presidents and selected Senior Vice Presidents, as determined by the Board of Directors. The level of share ownership for each executive under the guidelines is based on the executive's position with the Company, and ranges from a minimum of 10,000 Common Shares for Senior Vice Presidents to a minimum of 100,000 Common Shares for the Chief Executive Officer. The Board of Directors may adjust the levels from time to time. Until senior executives meet their ownership requirements, they must retain Common Shares representing a certain percentage of the after-tax gain from the exercise of options or the after-tax value of other share compensation awards. This percentage ranges from 50% for Senior and Executive Vice Presidents to 75% for the Chief Executive Officer. Common Shares owned outright by or for the benefit of the executive, as well as vested share compensation awards, are counted toward fulfilling the share ownership requirement. Common Shares that are subject to unexercised share options or to unvested share compensation awards are not counted toward satisfaction of the guideline levels, but are subject to the retention percentage requirement upon exercise or payment.

INFORMATION CONCERNING EXECUTIVE OFFICERS

     Set forth below is biographical and other information regarding the Company's executive officers, including their principal occupations during the past five years.

Gregory E.A. Morrison.....................  Mr. Morrison has been President and Chief
Age: 47                                     Executive Officer of the Company since June
President and Chief Executive Officer       2003. Mr. Morrison was President and Chief
                                            Executive Officer of London Reinsurance Group
                                            Inc. ("LRG"), a Canadian reinsurance company
                                            that he founded, from 1989 until 1998 and
                                            again from September 2000 until May 2003.
                                            During these periods, Mr. Morrison also
                                            served as the Chairman of LRG operating
                                            subsidiaries in the United States, Barbados
                                            and Ireland and as a member of the LRG board
                                            of directors. From January 1999 to June 2000,
                                            Mr. Morrison served as President of Unum
                                            Reinsurance, the reinsurance division of Unum
                                            Provident Corporation.


Michael D. Price..........................  Mr. Price has been President and Chief
Age: 38                                     Underwriting Officer of Platinum US since
President and Chief Underwriting Officer    November 2002. Mr. Price was Chief
of Platinum US                              Underwriting Officer of St. Paul Re from June
                                            2002 until November 2002. Mr. Price served as
                                            Chief Operating Officer of Associated
                                            Aviation Underwriters Incorporated, a
                                            subsidiary of Global Aerospace Underwriting
                                            Managers Ltd. specializing in aerospace
                                            insurance, from March 2001 through June 2002.
                                            From May 2000 to September 2000, Mr. Price
                                            was Chief Underwriting Officer at Swiss Re
                                            America Holding Corporation, a reinsurance
                                            holding company. He was Senior Vice President
                                            and Chief Underwriting Officer of
                                            Underwriters Re Group, Inc., a reinsurance
                                            holding company, from April 1998 until May
                                            2000.




Joseph F. Fisher..........................  Mr. Fisher has been Executive Vice President
Age: 49                                     and Chief Financial Officer of the Company
Executive Vice President and Chief          since July 2004. Mr. Fisher was Chief
Financial Officer                           Financial Officer of the U.S. operations of
                                            Royal & Sun Alliance Insurance Group PLC from
                                            December 1995 until June 2004. Prior thereto,
                                            Mr. Fisher was a partner at Coopers &
                                            Lybrand, where he provided audit services to
                                            a variety of insurance clients from 1984
                                            until 1995.


Michael E. Lombardozzi....................  Mr. Lombardozzi has been Executive Vice
Age: 43                                     President and General Counsel of the Company
Executive Vice President, General           since September 2002 and has been Secretary
Counsel and Secretary                       of the Company since November 2002. Mr.
                                            Lombardozzi was Executive Vice President and
                                            General Counsel of St. Paul Re from August
                                            2002 until November 2002. Mr. Lombardozzi was
                                            Senior Vice President -- Planning and
                                            Operations of W.R. Berkley Corporation, an
                                            insurance holding company, from December 2001
                                            to July 2002, and Senior Vice President,
                                            Secretary and General Counsel of Orius Corp.,
                                            a telecommunications infrastructure company,
                                            from January 2001 to September 2001. From
                                            January 1994 to January 2001, Mr. Lombardozzi
                                            was Senior Vice President, Secretary and
                                            General Counsel of Berkley Insurance Company.


H. Elizabeth Mitchell.....................  Ms. Mitchell has been Executive Vice
Age: 43                                     President of Platinum US since November 2002
Executive Vice President and Chief          and Chief Operating Officer of Platinum US
Operating Officer of Platinum US            since September 2003. Prior thereto, she was
                                            Executive Vice President -- North American
                                            Casualty of St. Paul Re, where she worked for
                                            nine years.


Neal J. Schmidt...........................  Mr. Schmidt has been Executive Vice President
Age: 48                                     and Chief Actuary of Platinum US since
Executive Vice President and Chief          November 2002. Prior thereto, he was
Actuary of Platinum US                      Executive Vice President and Chief Actuary of
                                            St. Paul Re, where he worked for sixteen
                                            years.

EXECUTIVE COMPENSATION

     The following information relates to the Chief Executive Officer and the four other most highly compensated executive officers of the Company serving as executive officers at the end of 2004.

                           SUMMARY COMPENSATION TABLE

                                                                                                 LONG-TERM
                                                                                                COMPENSATION
                                                                                                   AWARDS
                                                                                                ------------
                                              ANNUAL COMPENSATION                                  COMMON
                                 ---------------------------------------------    RESTRICTED       SHARES
NAME AND                                                       OTHER ANNUAL         SHARE        UNDERLYING        ALL OTHER
PRINCIPAL POSITION        YEAR   SALARY($)    BONUS($)(2)   COMPENSATION($)(3)   AWARDS($)(4)    OPTIONS(#)    COMPENSATION($)(5)
------------------        ----   ----------   -----------   ------------------   ------------   ------------   ------------------
Gregory E.A. Morrison...  2004    650,000             --         313,938                 --            --            65,000
  President and Chief     2003    379,167      1,000,000         241,400                 --       400,000            37,917
  Executive Officer of
  the Company(1)
Michael D. Price........  2004    531,250             --           2,769          2,750,000            --            42,500
  President and Chief     2003    500,000        750,000              --                 --            --            60,000
  Underwriting Officer,   2002    250,027        450,000          30,129                 --       300,000             1,365
  Platinum US
Michael E.
  Lombardozzi...........  2004    350,000        175,000         187,464                 --            --            28,000
  Executive Vice          2003    350,000        446,250         185,050                 --            --            42,000
  President, General      2002    144,038        465,000          30,000                 --       150,000             4,475
  Counsel and Secretary
  of the Company
H. Elizabeth Mitchell...  2004    350,000             --             969                 --            --           203,000
  Executive Vice          2003    350,000        393,750              --                 --            --            92,000
  President and Chief     2002    311,346        325,000              --                 --       150,000            63,882
  Officer, Operating
  Platinum US
Neal J. Schmidt.........  2004    350,000             --             969                 --            --           203,000
  Executive Vice          2003    350,000        393,750           4,755                 --            --            42,000
  President and Chief     2002    317,211        450,000              --                 --       150,000            13,416
  Actuary, Platinum US

---------------

(1) Mr. Morrison became the Company's President and Chief Executive Officer on June 1, 2003.

(2) The amount for Mr. Lombardozzi for 2004 represents his guaranteed incentive bonus for 2004, $131,250 of which was paid in cash and $43,750 of which was paid in the form of 1,423 restricted share units. These restricted share units were granted on February 24, 2005 based on the closing price of the Common Shares of $30.75 on February 23, 2005 and were issued under the Share Incentive Plan. Each restricted share unit entitles the holder thereof to one Common Share on the date that is six months from the date of grant of the restricted share unit, provided that the holder is employed by the Company or one of its subsidiaries on such date or has been terminated without cause.

(3) The amounts for 2004 include (i) for Mr. Morrison, $300,000 representing the reimbursement of housing expenses, $10,800 representing reimbursement of automobile expenses and a $3,138 cash payment for dividend equivalents credited to the restricted share units granted as part of his 2003 incentive bonus; (ii) for Mr. Price, a cash payment for dividend equivalents credited to the restricted share units granted as part of his 2003 incentive bonus;
    (iii) for Mr. Lombardozzi, $180,000 representing the reimbursement of housing expenses, $6,300 representing reimbursement of automobile expenses and a $1,164 cash payment for dividend equivalents credited to the restricted share units granted as part of his 2003 incentive bonus; and (iv) for each of Ms. Mitchell and Mr. Schmidt, a $969 cash payment for dividend equivalents credited to the restricted share units granted as part of their 2003 incentive bonuses. The amounts for 2003 include (i) for Mr. Morrison, $175,000 representing the reimbursement of housing expenses, $16,400 representing the difference between the market value and the purchase price of 20,000 Common Shares purchased from the

    Company in July 2003, and $50,000 representing the reimbursement of relocation expenses; (ii) for Mr. Lombardozzi, $180,000 representing the reimbursement of housing expenses; and (iii) for Mr. Schmidt, the value of unvested St. Paul stock options. The amounts for 2002 consist of housing expense reimbursements.

(4) Represents the dollar value of 98,531 Restricted Shares awarded to Mr. Price on August 4, 2004 based on the closing price of the Common Shares of $27.91 on August 3, 2004. The Restricted Shares vest in five equal annual installments beginning on August 1, 2005, subject to Mr. Price's continued employment with the Company. Mr. Price has the right to vote these Restricted Shares and receive all dividends and other distributions paid or made with respect thereto.

(5) The amounts for 2004 consist of (i) for Mr. Morrison, an employer contribution made by the Company to Mr. Morrison's pension account; (ii) for Mr. Price, employer contributions made by the Company of $8,200 pursuant to the Company's 401(k) plan, $13,050 pursuant to the Company's Non-Qualified Executive Retirement Savings Plan, $8,200 pursuant to the Company's qualified profit sharing plan and $13,050 pursuant to the Company's non-qualified profit sharing plan; (iii) for Mr. Lombardozzi, employer contributions made by the Company of $8,200 pursuant to the Company's 401(k) plan, $5,800 pursuant to the Company's Non-Qualified Executive Retirement Savings Plan, $8,200 pursuant to the Company's qualified profit sharing plan and $5,800 pursuant to the Company's non-qualified profit sharing plan; and
    (iv) for each of Ms. Mitchell and Mr. Schmidt, $175,000 representing a cash retention bonus, employer contributions made by the Company of $8,200 pursuant to the Company's 401(k) plan, $5,800 pursuant to the Company's Non-Qualified Executive Retirement Savings Plan, $8,200 pursuant to the Company's qualified profit sharing plan and $5,800 pursuant to the Company's non-qualified profit sharing plan. The amounts for 2003 consist of (i) for Mr. Morrison, an employer contribution made by the Company to Mr. Morrison's pension account; (ii) for Mr. Price, employer contributions made by the Company of $8,000 pursuant to the Company's 401(k) plan, $12,000 pursuant to the Company's Non-Qualified Executive Retirement Savings Plan, $16,000 pursuant to the Company's qualified profit sharing plan and $24,000 pursuant to the Company's non-qualified profit sharing plan; (iii) for Mr. Lombardozzi and Mr. Schmidt, employer contributions made by the Company of $8,000 pursuant to the Company's 401(k) plan, $6,000 pursuant to the Company's Non-Qualified Executive Savings Plan, $16,000 pursuant to the Company's qualified profit sharing plan and $12,000 pursuant to the Company's non-qualified profit sharing plan; and (iv) for Ms. Mitchell, $50,000 representing a cash retention bonus and employer contributions made by the Company of $8,000 pursuant to the Company's 401(k) plan, $6,000 pursuant to the Company's Non-Qualified Executive Savings Plan, $16,000 pursuant to the Company's qualified profit sharing plan and $12,000 pursuant to the Company's non-qualified profit sharing plan. The amounts for 2002 consist of (i) for Mr. Price, premiums paid on life insurance maintained by St. Paul; (ii) for Mr. Lombardozzi, $975 in premiums paid on life insurance maintained by St. Paul and an employer contribution of $3,500 made by St. Paul pursuant to St. Paul's 401(k) plan; (iii) for Ms. Mitchell, $50,000 representing a cash retention bonus, premiums of $2,340 paid on life insurance maintained by St. Paul, $1,350 for tax planning services provided through St. Paul and employer contributions of $8,000 made by St. Paul pursuant to St. Paul's 401(k) plan and $2,192 made by St. Paul pursuant to St. Paul's Non-Qualified Executive Savings Plan; and (iv) for Mr. Schmidt, premiums of $2,340 paid on life insurance maintained by St. Paul, $650 for tax planning services provided through St. Paul and employer contributions of $8,000 made by St. Paul pursuant to St. Paul's 401(k) plan and $2,426 made by St. Paul pursuant to St. Paul's Non-Qualified Executive Savings Plan.

      AGGREGATED OPTION EXERCISES IN 2004 AND YEAR-END 2004 OPTION VALUES

                                                           NUMBER OF SECURITIES
                                                          UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED
                                                                OPTIONS AT                 IN-THE-MONEY OPTIONS
                              SHARES                       DECEMBER 31, 2004(#)          AT DECEMBER 31, 2004($)
                            ACQUIRED ON      VALUE      ---------------------------   ------------------------------
NAME                        EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE(1)
----                        -----------   -----------   -----------   -------------   -----------   ----------------
Gregory E.A. Morrison.....         --             --      100,000        300,000       $497,000        $1,491,000
Michael D. Price..........    100,000      1,016,354      100,000        100,000       $847,000        $  847,000
Michael E. Lombardozzi....         --             --       75,000         75,000       $635,250        $  635,250
H. Elizabeth Mitchell.....     37,500        367,572       37,500         75,000       $317,625        $  635,250
Neal J. Schmidt...........         --             --       75,000         75,000       $635,250        $  635,250

---------------

(1) The value of unexercised in-the-money options at December 31, 2004 was calculated by subtracting the exercise price of in-the-money options from $30.97 per Common Share, which is the fair market value of one Common Share on December 31, 2004 based upon the average of the high and low prices on the NYSE on such date.

EQUITY BASED COMPENSATION INFORMATION

     The following table summarizes information as of December 31, 2004 relating to equity based compensation plans of the Company pursuant to which grants of options, restricted shares, share appreciation rights, share units or other rights to acquire shares may be granted from time to time.

                                                                                                 (C)
                                                                                        NUMBER OF SECURITIES
                                                                        (B)            REMAINING AVAILABLE FOR
                                                (A)               WEIGHTED-AVERAGE      FUTURE ISSUANCE UNDER
                                      NUMBER OF SECURITIES TO    EXERCISE PRICE OF       EQUITY COMPENSATION
                                      BE ISSUED UPON EXERCISE       OUTSTANDING           PLANS (EXCLUDING
                                      OF OUTSTANDING OPTIONS,    OPTIONS, WARRANTS      SECURITIES REFLECTED
PLAN CATEGORY                           WARRANTS AND RIGHTS          AND RIGHTS             IN COLUMN(A))
-------------                         -----------------------   --------------------   -----------------------
Equity compensation plans approved
  by security holders(1)............         4,427,975                 $23.40                  1,114,219(2)
Equity compensation plans not
  approved by security holders......                --                     --                         --
                                             ---------                 ------               ------------
Total...............................         4,427,975                 $23.40                  1,114,219

---------------

(1) These plans consist of the Share Incentive Plan, the Section 162(m) Performance Incentive Plan, the Share Unit Plan for Nonemployee Directors and the Capital Accumulation Plan, each of which was approved by the sole shareholder of the Company prior to the Initial Public Offering.

(2) Includes 901,469 Common Shares which are available for future grants of restricted Common Shares under the Share Incentive Plan and reduced for 359,275 exercised share options.

EMPLOYMENT AND OTHER ARRANGEMENTS

     Mr. Morrison entered into an employment agreement with the Company on June 20, 2003, which was amended in January 2004, for a three-year term that began June 1, 2003, subject to automatic one-year extensions thereafter unless either party elects not to extend it, pursuant to which he has agreed to serve as the President and Chief Executive Officer of the Company and Chief Executive Officer of Platinum Bermuda. Pursuant to the employment agreement, Mr. Morrison is entitled to receive a base annual salary of at least $650,000 and is eligible to receive for each year of his term an annual bonus with a target of 100% of base salary and a maximum of 200% of base salary. The employment agreement also provides that Mr. Morrison shall be a participant in any long-term incentive plan established for the Company's key employees. In 2003, Mr. Morrison received a one-time cash sign-on bonus of $150,000 and was reimbursed for $50,000 of expenses relating to his relocation to Bermuda. Mr. Morrison is also entitled to the reimbursement of reasonable housing and living expenses (not exceeding $25,000 per month) relating to his residence in Bermuda. In addition, Mr. Morrison is entitled to an allowance of $900 per month for expenses relating to the use of an automobile, among other employee benefits and perquisites specified in the agreement. Pursuant to the employment agreement, Mr. Morrison received an option to purchase 400,000 Common Shares at $26.00 per Common Share (the closing price of the Common Shares on the NYSE on the date prior to the date that the Board of Directors approved his employment agreement) under the Share Incentive Plan. In addition, Mr. Morrison agreed to purchase 20,000 Common Shares from the Company at a purchase price of $26.00 per Common Share, which purchase was consummated on July 30, 2003. If Mr. Morrison's employment is terminated by the Company without "cause" or by Mr. Morrison for "good reason" (each as defined in the employment agreement), he will receive monthly payments equal to one-twelfth of the sum of (i) his base salary and (ii) the greater of his current target bonus and his bonus for the preceding year for the lesser of 24 months or the number of full months remaining in the term of his employment, provided that this period shall not be less than twelve months. Mr. Morrison will be required to execute a release of claims in order to be entitled to this severance compensation. In addition, any vested and unexercised options to purchase Common Shares held by Mr. Morrison at the date of termination will remain exercisable for the greater of 45 days from such date or May 31, 2006, whichever is later. Any unvested options to purchase Common Shares and any unvested equity incentive awards held by Mr. Morrison at the date of such termination will be immediately forfeited. If Mr. Morrison's employment is terminated by Mr. Morrison other than for good reason, he will receive no further payments, compensation or benefits under the employment agreement (other than amounts accrued prior to termination), and all vested options will remain exercisable for 45 days after termination. Any unvested options to purchase Common Shares and any unvested equity incentive awards held by Mr. Morrison at the date of such termination will be immediately forfeited. If Mr. Morrison's employment is terminated by the Company for cause, he will receive no further payments, compensation or benefits under the employment agreement (other than amounts accrued prior to termination) and all vested and unvested options to purchase Common Shares and any other equity incentive awards held by Mr. Morrison at the date of such termination will be immediately forfeited. In the event his employment is terminated due to death or "disability" (as defined in the employment agreement), he will receive his base salary through the date of termination and an annual bonus (at target level) prorated through the date of termination and all outstanding options will immediately vest and remain exercisable (but not beyond their term) for one year. Pursuant to the employment agreement, during Mr. Morrison's employment and for fifteen months thereafter, Mr. Morrison is not permitted to be employed by, or to own, manage, operate or control, any entity which is primarily engaged in the reinsurance business, except that Mr. Morrison is not prohibited from owning less than 2% of any publicly traded corporation. Mr. Morrison is also subject to certain confidentiality and non-solicitation provisions under the employment agreement.

     Mr. Price entered into an employment agreement with Platinum US on August 4, 2004 for a five-year term that began August 1, 2004, pursuant to which he has agreed to continue to serve as the President and Chief Underwriting Officer of Platinum US. Except as specifically provided, this employment agreement superceded his employment agreement with St. Paul Re dated May 2, 2002, which was assigned to and assumed by Platinum US upon completion of the Initial Public Offering and amended in July 2003. Under his new employment agreement, Mr. Price is entitled to receive a base annual salary of $575,000 in the first year of his term, $625,000 in the second year of his term, $675,000 in the third year of his term and $750,000 in the fourth and fifth years of his term. In the event that Mr. Price is appointed President and Chief Executive Officer of Platinum Holdings, his employment agreement will be assigned to Platinum Holdings, he will relocate to Bermuda, his base salary will be increased to $750,000 for the balance of the term, and he will be entitled to reimbursement for his relocation and for housing and automobile expenses, as more fully described in the employment agreement. Mr. Price is eligible to receive for each year of his term an annual bonus with a target of 100% of base salary and a maximum of 200% of base salary. The employment agreement also provides that if certain performance criteria are achieved by the Company, Mr. Price will be eligible for a target annual award opportunity of 100% of his annual base salary, payable in the form of Common Shares, or their equivalent, on the fifth anniversary of the award date. Any such award will be made through the Executive Incentive Plan, which the Company has established as a long-term incentive plan. Pursuant to the employment agreement, Mr. Price received a grant of 98,531 Restricted Shares that vest in equal annual installments on each of the first five anniversaries of the date of the agreement, subject to Mr. Price's continued employment with the Company. If Mr. Price's employment is terminated by Platinum US without "cause" or by Mr. Price for "good reason" (each as defined in the employment agreement), he will receive a payment equal to one year's base salary and target bonus and any base salary or other amounts accrued and owing through the date of termination, provided that Mr. Price executes a release of claims. Any restricted share units, long-term incentive plan awards, and the Restricted Shares will vest in accordance with their respective terms. The employment agreement provides that Mr. Price may terminate his employment for "good reason" if, among other things, the Board of Directors of Platinum Holdings has not appointed him Chief Executive Officer of Platinum Holdings on or before August 1, 2007. If Mr. Price's employment is terminated by Platinum US for cause or by Mr. Price other than for good reason, he will receive no further payments, compensation or benefits under the employment agreement (other than amounts accrued prior to termination). Pursuant to the employment agreement, during Mr. Price's employment and for fifteen months thereafter, Mr. Price is not permitted to be employed by, or to own, manage, operate or control, or serve as a director of any entity which is primarily engaged in the reinsurance business, except that Mr. Price is not prohibited from owning less than 2% of any publicly traded corporation. Mr. Price is also subject to certain confidentiality and non-solicitation provisions under the employment agreement.

     Mr. Lombardozzi entered into an employment agreement with St. Paul Re, which was amended in August 2002, and assigned to and assumed by the Company upon completion of the Initial Public Offering, and amended in March 2004, for a three-year term that began August 5, 2002, subject to automatic one-year renewal terms thereafter, pursuant to which he has agreed to serve as the Executive Vice President, General Counsel and Secretary of the Company. Mr. Lombardozzi is entitled to receive a base annual salary of at least $350,000, and he is eligible to receive for each year of his term a target annual bonus of 75% of his base salary and a minimum annual bonus of 50% of base salary for the 2003 and 2004 calendar years. Pursuant to the employment agreement, in 2002, Mr. Lombardozzi received a one-time cash sign-on bonus of $275,000 from St. Paul Re and an option to purchase 150,000 Common Shares at $22.50 per Common Share. Mr. Lombardozzi is also entitled to the reimbursement of reasonable housing and living expenses (not exceeding $15,000 per month) relating to his residence in Bermuda. In addition, Mr. Lombardozzi is entitled to an allowance of $700 per month for expenses relating to the use of an automobile. If Mr. Lombardozzi's employment is terminated by the Company without "cause" or by Mr. Lombardozzi for "good reason" (each as defined in the employment agreement), he will receive a payment equal to the sum of one year's base salary and target bonus and any base salary or other amounts accrued or owing through the date of termination, provided that Mr. Lombardozzi executes a release of claims. If Mr. Lombardozzi's employment is terminated by the Company for cause or by Mr. Lombardozzi other than for good reason, he will receive no further payments, compensation or benefits under the agreement (other than amounts accrued prior to termination). Mr. Lombardozzi is subject to certain confidentiality and non-solicitation provisions under the employment agreement.

     Ms. Mitchell entered into a letter agreement with St. Paul Re, which was assigned to and assumed by Platinum US upon completion of the Public Offering. The letter agreement provided that Ms. Mitchell's base salary effective July 1, 2002 was $350,000 per year and she was eligible to receive an annual performance bonus in the target amount of 75% of base salary. Ms. Mitchell received a retention bonus of $175,000 on July 1, 2004 pursuant to the terms of this letter agreement. In addition, Ms. Mitchell entered into a letter agreement with Platinum US on June 24, 2004 regarding additional benefits in the event of her separation from employment. This letter agreement provides that if Ms. Mitchell's employment is terminated by the Company without "cause" or by Ms. Mitchell for "good reason" (each as defined in the letter agreement), she will receive a payment equal to the sum of one year's base salary and target bonus and any base salary or other amounts accrued or owing through the date of termination, provided that Ms. Mitchell executes a release of claims. If Ms. Mitchell's employment is terminated by the Company for cause or by Mr. Mitchell other than for good reason, she will receive no further payments, compensation or benefits under the agreement (other than amounts accrued prior to termination). In the event Ms. Mitchell's employment is terminated due to her death or "disability" (as defined in the letter agreement), she will receive her base salary through the date of termination and an annual bonus (at target level) prorated through the date of termination.

     Mr. Schmidt entered into a letter agreement with St. Paul Re, which was assigned to and assumed by Platinum US upon completion of the Initial Public Offering. The letter agreement provides that Mr. Schmidt's base salary effective July 1, 2002 was $350,000 per year and he is eligible to receive an annual performance bonus in the target amount of 75% of base salary. In addition, Mr. Schmidt received a retention bonus of $175,000 on July 1, 2004 pursuant to the terms of the letter agreement.

     Mr. Fisher was appointed Executive Vice President and Chief Financial Officer of the Company effective July 6, 2004 pursuant to an employment agreement that he entered into with the Company on June 24, 2004. The employment agreement provides that Mr. Fisher will serve in those positions for a three-year term that began July 6, 2004, subject to automatic one-year renewal terms thereafter. Mr. Fisher is entitled to receive a base annual salary of at least $400,000, and he is eligible to receive for each year of his term an annual bonus with a target of 75% of base salary and a maximum of 150% of base salary, provided that Mr. Fisher is entitled to receive a minimum annual bonus for the 2004 calendar year in an amount equal to a pro rata portion of his target annual bonus, adjusted for the period beginning July 6, 2004, and ending December 31, 2004. The employment agreement also provides that if certain performance criteria are achieved by the Company, Mr. Fisher will receive an annual award opportunity of not less than 37.5% of his annual base salary, payable in the form of Common Shares, on the fifth anniversary of the award date. Any such award will be made through the Executive Incentive Plan. Pursuant to the employment agreement, Mr. Fisher received a one-time cash sign-on bonus of $50,000 and is entitled to reimbursement for $50,000 of expenses relating to his relocation to Bermuda. Mr. Fisher is also entitled to the reimbursement of reasonable housing and living expenses (not exceeding $15,000 per month) relating to his residence in Bermuda. In addition, Mr. Fisher is entitled to an allowance of $700 per month for expenses relating to the use of an automobile. Pursuant to the employment agreement, Mr. Fisher received an option to purchase 100,000 Common Shares at $30.45 per Common Share (the closing price of the Common Shares on the NYSE on July 5, 2004) under the Share Incentive Plan. If Mr. Fisher's employment is terminated by the Company without "cause" or by Mr. Fisher for "good reason" (each as defined in the employment agreement), he will receive a payment equal to one year's base salary and target bonus and any base salary or other amounts accrued or owing through the date of termination, provided that Mr. Fisher executes a release of claims. If Mr. Fisher's employment is terminated by the Company for cause or by Mr. Fisher other than for good reason, he will receive no further payments, compensation or benefits under the agreement (other than amounts accrued prior to termination). Mr. Fisher is subject to certain confidentiality and non-solicitation provisions under the employment agreement.

     William A. Robbie, who served as Executive Vice President and Chief Financial Officer of the Company since the Initial Public Offering, resigned from these positions effective July 6, 2004. In connection with such resignation, the Company entered into a Separation Agreement with Mr. Robbie on June 24, 2004, under which Mr. Robbie served as an employee of Platinum Administrative Services, Inc. and assisted with such matters as reasonably requested through November 30, 2004. In consideration of the termination of and in accordance with his employment agreement, he received a payment of $612,500 and all base salary and other amounts accrued or owing through the date of termination. Under the Separation Agreement, the Company also agreed to pay termination fees and lease payments in connection with Mr. Robbie's residence in Bermuda and relocation expenses, and paid Mr. Robbie a total of $20,000 in respect thereof. The Separation Agreement superseded all terms of Mr. Robbie's employment agreement, except that he continues to be bound by the terms of the confidentiality, non-competition and non-solicitation provisions under the employment agreement. Mr. Robbie exercised the portion of his option that was vested prior to November 30, 2004, which represented to right to purchase 75,000 Common Shares. Pursuant to the terms of Mr. Robbie's Nonqualified Share Option Agreement, that portion of the option held by Mr. Robbie that was unvested at November 30, 2004, which represented the right to purchase 75,000 Common Shares, terminated in accordance with its terms and all rights with respect thereto were forfeited.

                         COMPENSATION COMMITTEE REPORT

     The Compensation Committee of the Board of Directors reviews the compensation policies and practices of the Company and the recommendations of the Chief Executive Officer concerning the compensation of those officers of the Company with a title more senior than Vice President, and makes recommendations to the Board with respect thereto. The Compensation Committee also reviews and approves the corporate goals and objectives relevant to the Chief Executive Officer's compensation, evaluates the Chief Executive Officer's performance in light of those goals and objectives and sets the Chief Executive Officer's compensation level based on such evaluation. The Compensation Committee grants awards under and oversees the administration of various plans, including the Share Incentive Plan, the Section 162(m) Performance Incentive Plan, the Annual Incentive Plan, the Executive Incentive Plan, and the Executive Bonus Deferral Plan. These plans serve to attract, retain and motivate officers and select managers of the Company by providing them with the opportunity to earn short- and long-term incentives. The Compensation Committee believes that the Company's compensation program promotes and aligns the interests of the Company and its shareholders by motivating superior performance by key personnel to achieve the Company's objectives.

     The Compensation Committee is composed exclusively of nonemployee directors, as defined in applicable rules and regulations of the SEC, and none of the members of the Committee is an employee or former employee of the Company. Each of the members of the Compensation Committee also satisfies the criteria necessary to be considered an "outside director" for purposes of
Section 162(m) of the Code, and an "independent" director under the NYSE listing standards. The names of the members of the Compensation Committee appear at the end of this report.

     The Compensation Committee has retained the services of a nationally recognized compensation consulting firm to support the Compensation Committee in fulfilling its mission. In addition, the Compensation Committee retained Mr. Deutsch, a nominee to the Board, as a consultant effective September 1, 2004 pursuant to a consulting agreement between the Company and Mr. Deutsch, as described in more detail under "Arrangements with Director and Nominee" above.

OVERVIEW

     The Company's compensation philosophy is designed to reward and support superior performance and to attract, retain and motivate highly qualified personnel. These objectives are achieved through various compensation programs, described below, which are designed to support the current and long-term performance of the Company.

     The Compensation Committee believes that the Company's compensation philosophy, with its emphasis on performance and long-term compensation, serves to focus Company executives on attaining a sustained, high level of Company performance and on enhancing shareholder value.

KEY COMPENSATION ELEMENTS

     The principal elements of executive compensation are base salary, annual incentive awards and long-term incentive awards. These components are administered with the goal of providing total compensation that is competitive, rewards sustained performance, inspires the highest individual performance, and provides above-average rewards when merited by Company and individual results. With the assistance of its compensation consulting firm and Mr. Deutsch, the Compensation Committee considers several factors, including competitive compensation practices and trends and market demand for talent, to assess the effectiveness and competitiveness of the Company's executive compensation structure.

     The Compensation Committee benchmarks base salary and incentive compensation awards for executives using market data compiled annually by its compensation consulting firm. This market data is derived from other publicly traded companies in the reinsurance industry with which the Company competes for like talent. This group of companies can vary depending on changes in market dynamics and the extent to which the particular companies have positions similar in breadth and scope of responsibilities to the Company.

BASE SALARY

     The Compensation Committee annually reviews and determines the base salaries of officers with titles more senior than Vice President, with specific focus on the Chief Executive Officer and those officers who report directly to the Chief Executive Officer. With respect to officers with titles more senior than Vice President who do not report directly to the Chief Executive Officer, the Compensation Committee evaluates management's salary recommendations based on the results achieved by each officer, his or her future potential, scope of responsibilities and experience, as well as competitive salary practices. The Company generally targets officer salaries to approximately the median levels expected to be paid to persons holding equivalent positions by like companies within the reinsurance industry. With the exception of Mr. Price, the President and Chief Underwriting Officer of Platinum US, the Compensation Committee did not increase the base salaries of the Company's executive officers in 2004 based on advice from its compensation consulting firm and the Compensation Committee's belief that the current base salaries were consistent with market practices. Mr. Price's base salary was increased in connection with his entering into a new employment agreement with Platinum US in August 2004, as described in more detail under "Employment and Other Arrangements" above.

ANNUAL INCENTIVE AWARDS

     The Company's Annual Incentive Plan is structured to reward employees based on short-term corporate and individual performance. The Compensation Committee approves targets for incentives for each participating officer more senior than Vice President. These targets are established as a percentage of each officer's base salary and are calculated to deliver competitive compensation to the officer and to motivate the officer to achieve superior performance. Awards under the Annual Incentive plan may be delivered in cash and restricted share units.

     The Compensation Committee adopted performance measures for fiscal 2004 to determine the amount of incentives to be paid at different levels of the Company's performance. The annual incentive pool is funded at different levels depending on the Company's achievement of net income targets, which were established for 2004 at the beginning of the year.

     At the threshold level of performance, the pool is funded at 40% of the aggregate of target incentives for all participating officers. Below the threshold, the pool is funded at 0%, except for a minimum pool established to compensate employees with titles below Senior Vice President. At the target level of performance, the pool is funded 100% and for every $10 million of net income above target, the pool is funded an additional 10%, up to a maximum of 200% of target. The Compensation Committee exercises discretion in determining individual awards granted under the Annual Incentive Plan.

     The Company reported approximately $85 million of net income for the year ended December 31, 2004, but did not meet the minimum threshold established by the Compensation Committee under the Annual Incentive Plan. Failure to meet the net income target was largely due to unusually high catastrophe losses resulting from four hurricanes in the Caribbean and the southeast United States in the third quarter of 2004. Therefore, for 2004, no annual incentive compensation was paid to officers with titles more senior than Vice President, except for Mr. Fisher and Mr. Lombardozzi, who were paid $150,000 and $175,000, respectively. These annual incentive awards, of which 75% were paid in cash and 25% were paid in the form of restricted share units, were made pursuant to minimum incentive compensation provisions under their respective employment agreements, as described in more detail under "Employment and Other Arrangements" above.

LONG-TERM INCENTIVE AWARDS

     The Share Incentive Plan provides that the Compensation Committee has the authority to grant equity-based compensation awards in the form of options to purchase Common Shares, restricted Common

Shares, share appreciation rights and share units. The Compensation Committee awarded 98,531 Restricted Shares to Mr. Price, subject to a five-year vesting requirement, in connection with his entering into a new employment agreement with Platinum US in August 2004, and 100,000 options to purchase Common Shares to Joseph F. Fisher, the Company's Chief Financial Officer, upon joining the Company in July 2004. These awards are described in more detail under "Employment and Other Arrangements" above. Mr. Price and the remaining executive officers received a grant of options effective upon completion of the Initial Public Offering (in the case of the Chief Executive Officer, effective upon his employment with the Company in June 2003) that, in the view of the Compensation Committee, provides incentive to executive officers to focus on increasing shareholder value over the long term.

     The Compensation Committee also has authority to grant cash-performance-based awards under the Executive Incentive Plan. The Executive Incentive Plan is designed to promote the interests of the Company and its shareholders by motivating superior performance by key personnel to achieve the Company's objectives. Participation in the Executive Incentive Plan is limited to executive officers and other senior officers of the Company who are designated by the Compensation Committee. The amount payable is a percentage of base salary and ranges from 0% to 200% depending on actual average return on equity ("ROE") relative to the threshold average ROE over the stated performance period.

     During 2004, the Compensation Committee made an award to Mr. Morrison, the Company's Chief Executive Officer, under the Executive Incentive Plan. The performance cycle is five years. For 2004, the target average ROE is 13.75% over the five-year period, which would result in a payout equal to 100% of base salary. The minimum target average ROE is 10% over the five-year period, which would result in a payout equal to 50% of base salary. There is no payout if average ROE at the end of the five-year performance cycle is less than 10%. An average ROE of 17.5% or greater over the five-year period would result in a maximum payout equal to 200% of base salary. A payout between the minimum and maximum is determined through straight-line interpolation. Other than this award granted to Mr. Morrison, no awards were granted under this plan in 2004.

DEFERRED COMPENSATION

     The Company maintains an Executive Bonus Deferral Plan that allows United States tax paying employees with titles more senior than Vice President and who have a base salary equal to or greater than $200,000 to defer 10% to 100% of the cash portion of their annual bonus. Participation in the Executive Bonus Deferral Plan is elective. Employees who elect to participate in the Executive Bonus Deferral Plan must elect a specific distribution date upon which the deferred compensation becomes payable. Two employees elected to participate in the Executive Bonus Deferral Plan in 2005. No such deferral occurred, however, because they did not receive a cash bonus.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     Mr. Morrison was compensated pursuant to an employment agreement entered into with the Company in June 2003 and amended in January 2004, as described in more detail under "Employment and Other Arrangements" above. Mr. Morrison's employment agreement provides for an annual base salary of $650,000 and an annual incentive award for each year of his term, with a target opportunity of 100% of base salary and a maximum opportunity of 200% of the target. Pursuant to the Annual Incentive Plan, any such incentive award is payable to Mr. Morrison in a combination of cash and restricted share units. However, as discussed above, the Compensation Committee did not grant Mr. Morrison an annual incentive award for 2004 because the Company did not achieve its minimum net income target. In 2004, Mr. Morrison received an award under the Executive Incentive Plan, as described in more detail above.

INTERNAL REVENUE CODE SECTION 162(M)

     Section 162(m) of the Code imposes a limitation of $1 million per year on the corporate income tax deduction for compensation paid to the Company's named executive officers that would otherwise be deductible by Platinum US. Among other exceptions, the deduction limit does not apply to compensation that meets the specified requirements for "performance-based compensation."

     The Company's Share Incentive Plan, which was re-approved by the Company's shareholders at the Company's 2004 Annual General Meeting of Shareholders, was designed to meet the requirements for performance-based compensation in the case of share options and share appreciation rights granted under the plan. In addition, the Company's Section 162(m) Performance Incentive Plan, which was approved by the Company's shareholders in 2003, allows the Company to grant restricted shares, share units and other incentive compensation in a manner that meets the requirements for performance-based compensation under Section 162(m). The Compensation Committee believes that the deductibility of compensation is only one factor in assessing whether a particular compensation arrangement is appropriate given the goal of motivating executives to achieve corporate objectives and increase shareholder value. Therefore, the Compensation Committee retains the flexibility under circumstances it considers appropriate to pay compensation to its executive officers that may not be deductible by Platinum US under Section 162(m).

EXECUTIVE AND SHAREHOLDER ALIGNMENT

     To assure that the interests of the Company's employees and shareholders are aligned, equity ownership is a significant component of the Company's compensation program. In particular, as employees progress to higher levels in the organization, an increasing portion of their compensation is linked to Company performance. For example, Executive Vice Presidents receive 25% of their annual incentive awards in the form of restricted share units and the Chief Executive Officer and President and Chief Underwriting Officer of Platinum US receive 50% of their annual incentive awards in the form of restricted share units. Each restricted share unit entitles the holder thereof to one Common Share on the date that is six months from the date of grant. Any such Common Shares must be retained by the officer in accordance with the Company's share ownership guidelines, as described in more detail under "Share Ownership Guidelines" above. The Compensation Committee believes that the Company's compensation program fosters the long-term focus required for success in the industry.

                                          Peter T. Pruitt, Chairman
                                          Jonathan F. Bank
                                          Neill A. Currie

     The foregoing Report of the Compensation Committee shall not be deemed to be "soliciting material" or "filed" with the SEC or incorporated by reference in any previous or future document filed by the Company with the SEC under the Securities Act of 1933, as amended (the "Securities Act") or the Exchange Act, except to the extent that the Company specifically incorporates such Report by reference in any such document.

                               PERFORMANCE GRAPH

     The Company commenced operations on November 1, 2002 upon completion of the Initial Public Offering. The graph below compares cumulative total return on the Common Shares with the cumulative total return on the Standard & Poor's ("S&P") 500 Composite Stock Price Index (the "S&P 500 Index") and the S&P Property-Casualty Industry Group Stock Price Index (the "S&P Property-Casualty Index"), for the period commencing November 1, 2002 and ending on December 31, 2004, assuming $100 was invested on November 1, 2002. The graph shows the value at June 30 and December 31 of each calendar year since the commencement of operations by the Company of $100 invested in the Common Shares, the S&P 500 Index, and the S&P Property-Casualty Index as measured by the last sale price on the last trading day of each such period.
(PERFORMANCE GRAPH)

                                                                                                          S&P PROPERTY-CASUALTY
                                                       THE COMPANY                S&P 500 INDEX                   INDEX
                                                       -----------                -------------           ---------------------
11/1/2002                                                100.00                      100.00                      100.00
12/31/2002                                               105.61                       97.98                       96.57
6/30/2003                                                109.48                      109.50                      107.47
12/31/2003                                               121.69                      126.08                      122.07
6/30/2004                                                124.06                      130.43                      127.64
12/31/2004                                               127.49                      139.80                      134.79

     The foregoing Performance Graph shall not be deemed to be "soliciting material" or "filed" with the SEC or incorporated by reference in any previous or future document filed by the Company with the SEC under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates such Performance Graph by reference in any such document.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth information with respect to the beneficial ownership of Common Shares as of March 1, 2005 of those persons known by the Company to be the beneficial owners of more than 5% of the outstanding Common
Shares:

                                                           AMOUNT AND NATURE
NAME AND ADDRESS                                             OF BENEFICIAL       PERCENT
OF BENEFICIAL OWNER                                            OWNERSHIP         OF CLASS
-------------------                                        -----------------     --------
RenaissanceRe Holdings Ltd. .............................      4,302,652(1)        9.9
  Renaissance House
  8-12 East Broadway
  Pembroke HM 19
  Bermuda
Wellington Management Company, LLP.......................      4,243,628(2)        9.8
  75 State Street
  Boston, MA 02109
Perry Corp. .............................................      3,197,135(3)        7.4
  Richard C. Perry
  599 Lexington Avenue
  New York, NY 10022
Shapiro Capital Management Company, Inc. ................      2,285,675(4)        5.3
  3060 Peachtree Road NW
  Suite 1555
  Atlanta, GA 30305

---------------

(1) Concurrently with the completion of the Initial Public Offering, the Company sold 3,960,000 Common Shares to RenaissanceRe. In addition, RenaissanceRe received an option to purchase up to 2,500,000 additional Common Shares at any time during the ten years following the Initial Public Offering at a purchase price of $27.00 per share (the "RenaissanceRe Option"). The RenaissanceRe Option was amended on November 18, 2004 to provide that, in lieu of paying $27.00 per share, any exercise by RenaissanceRe of the RenaissanceRe Option will be settled on a net share basis, which would result in the Company issuing to RenaissanceRe a number of Common Shares equal to the excess of the market price per share, determined in accordance with the amendment, over $27.00 less the par value per share multiplied by the number of Common Shares issuable upon exercise of the options, divided by that market price per share. Based on the closing price per share on March 1, 2005, RenaissanceRe had the right to acquire pursuant to the RenaissanceRe Option 342,652 Common Shares as of such date, resulting in the beneficial ownership by RenaissanceRe of 4,302,652 Common Shares (or 9.9% of the then outstanding Common Shares) as of such date. Pursuant to a limitation on voting rights in the Company's Bye-laws, RenaissanceRe's voting power with respect to the Common Shares owned by it is limited to 9.9% of the voting power of the outstanding Common Shares.

(2) In a Schedule 13G statement filed on February 14, 2005, Wellington Management Company, LLP ("Wellington") reported shared voting power over 3,680,648 Common Shares and shared dispositive power over 4,243,628 Common Shares. Wellington is an investment adviser registered under the Investment Advisers Act of 1940. This Schedule 13G statement indicated that the securities reported therein were owned of record by clients of Wellington who had the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities, and that no such client was known to have such right or power with respect to more than 5% of the class of such securities.

(3) In a Schedule 13G statement filed on February 9, 2005, Perry Corp. and Richard C. Perry (the president and sole stockholder of Perry Corp.) jointly reported sole voting power and sole dispositive power over 3,197,135 Common Shares of the Company. Perry Corp. is an investment adviser registered under the Investment Advisers Act of 1940. This Schedule 13G statement indicated that the limited partners of (or investors in) each of two or more private investment funds for which Perry Corp. acts as general partner and/or investment adviser had the right to participate in the receipt of dividends from, and proceeds from the sale of, the Common Shares held for the accounts of such funds in accordance with their respective limited partnership interests (or investment percentages) in such funds. Mr. Perry disclaimed any beneficial ownership interest of the Common Shares owned beneficially by Perry Corp., except for that portion of such Common Shares that related to his economic interest in Perry Corp.

(4) In a Schedule 13G statement filed on February 15, 2005, Shapiro Capital Management Company, Inc. ("Shapiro") reported sole voting power over 2,035,620 Common Shares, shared voting power over 250,055 Common Shares and sole dispositive power over 2,285,675 Common Shares of the Company. Shapiro is an investment adviser registered under the Investment Advisers Act of 1940.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth the beneficial ownership of the Common Shares as of March 1, 2005 of each of the directors and executive officers. Except as otherwise indicated, each of these persons had sole voting power and sole dispositive power with respect to the Common Shares beneficially owned by him.

                                                              AMOUNT AND NATURE
                                                                OF BENEFICIAL        PERCENT
NAME OF BENEFICIAL OWNER                                          OWNERSHIP          OF CLASS
------------------------                                      -----------------      --------
Steven H. Newman............................................        730,000(1)(2)      1.7
Gregory E.A. Morrison.......................................        134,073(2)           *
H. Furlong Baldwin..........................................         26,668(1)(2)        *
Jonathan F. Bank............................................         23,668(1)(2)        *
Dan R. Carmichael...........................................         24,194(1)(2)        *
Neill A. Currie.............................................         28,334(1)(2)        *
Jay S. Fishman..............................................         29,668(2)(3)        *
Peter T. Pruitt.............................................         25,668(1)(2)        *
Joseph F. Fisher............................................          1,000              *
Michael E. Lombardozzi......................................         84,845(2)           *
H. Elizabeth Mitchell.......................................         43,634(2)           *
Michael D. Price............................................        222,356(2)           *
Neal J. Schmidt.............................................         86,261(2)           *
All directors and executive officers as a group (13
  persons)..................................................      1,460,369            3.4%

---------------

 *  Represents less than 1% of the outstanding Common Shares.

(1) Does not include share units. Under the Share Unit Plan, 50% of all fees earned by a director who is not an employee of the Company or any of its affiliates (including retainer fees, meeting fees and committee fees) during each calendar quarter (or such higher percentage as elected by a director) are automatically converted into that number of share units equal to the number of Common Shares which could have been purchased with such fees, based upon the closing price of the Common Shares on the last day of the calendar quarter, as more fully described under "Director Compensation." As of March 1, 2005, the following nonemployee directors had been credited with the following number of share units: Mr. Newman: 3,634 share units; Mr.
    Bank: 5,176 share units; Mr. Carmichael: 4,777 share units; Mr. Pruitt:
    3,114 share units; Mr. Baldwin: 3,128 share units; and Mr. Currie: 2,415 share units.

(2) Includes Common Shares issuable upon exercise of options as follows: Mr.
    Newman: 650,000 Common Shares; Mr. Morrison: 100,000 Common Shares; Mr.
    Baldwin: 21,668 Common Shares; Mr. Bank: 21,668 Common Shares; Mr.
    Carmichael: 21,668 Common Shares; Mr. Currie: 13,334 Common Shares; Mr.
    Fishman: 21,668 Common Shares; Mr. Pruitt: 21,668 Common Shares;

    Mr. Lombardozzi: 75,000 Common Shares; Ms. Mitchell: 37,500 Common Shares; Mr. Price: 100,000 Common Shares; and Mr. Schmidt: 75,000 Common Shares.

(3) Mr. Fishman is the President and Chief Executive Officer of St. Paul, which is the beneficial owner of a currently exercisable option to acquire approximately 822,364 Common Shares as of March 1, 2005, as more fully described below under "Related Party Transactions." Mr. Fishman disclaims beneficial ownership of these Common Shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under the Exchange Act, the Company's directors and executive officers and any persons holding more than 10% of the Common Shares are required to report their initial ownership of Common Shares and any subsequent changes in that ownership to the SEC. Specific filing dates for these reports have been established by the SEC, and the Company is required to disclose in this proxy statement any failure by such persons to file these reports in a timely manner during the 2004 fiscal year. The Company has determined that no person who at any time during 2004 was a director, executive officer or holder of more than 10% of the Common Shares failed to file on a timely basis reports required by the Exchange Act during 2004. This determination was based solely upon the review by the Company of Forms 3, 4 and 5, and written representations that no Forms 5 were required, which were submitted to the Company during or with respect to 2004.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. Pruitt, Bank and Currie currently serve on the Compensation Committee of the Board of Directors of the Company. Each member of the Compensation Committee is an independent director and no member of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of SEC Regulation S-K. No executive officer of the Company served on any board of directors or compensation committee of any other company for which any of our directors served as an executive officer at any time during the 2004 fiscal year.

RELATED PARTY TRANSACTIONS

  TRANSACTIONS WITH ST. PAUL AND ITS SUBSIDIARIES

     Mr. Fishman, a current member of the Board of Directors, is the President and Chief Executive Officer of St. Paul. Mr. Fishman has informed the Board of Directors that he will not be standing for re-election at the Annual Meeting, as more fully described above under "Proposal 1 -- Election of Directors." Concurrently with the completion of the Initial Public Offering on November 1, 2002, the Company issued 6,000,000 Common Shares (or 14% of the then outstanding Common Shares) to St. Paul in a private placement pursuant to a Formation and Separation Agreement dated as of October 28, 2002 between the Company and St. Paul (the "Formation Agreement"). On June 25, 2004, the Company announced St. Paul's intent to sell these 6,000,000 Common Shares in an underwritten public offering, which was effected pursuant to a prospectus supplement to the shelf registration statement dated June 28, 2004 and completed on June 30, 2004. St. Paul and one of its subsidiaries also received options to purchase up to 6,000,000 additional Common Shares at any time during the ten years following the Initial Public Offering at a price of $27.00 per share (the "St. Paul Option"). The St. Paul Option was amended on January 10, 2005 to provide that, in lieu of paying $27.00 per share, any exercise by St. Paul of the St. Paul Option will be settled on a net share basis, which would result in the Company issuing to St. Paul a number of Common Shares equal to the excess of the market price per share, determined in accordance with the amendment, over $27.00 less the par value per share multiplied by the number of Common Shares issuable upon exercise of the options, divided by that market price per share. Based on the closing price per share on March 1, 2005, St. Paul had the right to acquire pursuant to the St. Paul Option, and thus beneficially owned, 822,364 Common Shares as of such date (or 1.9% of the then outstanding Common Shares). In return for the Common Shares and the St. Paul Option, St. Paul contributed to the Company cash in the amount of $122 million and substantially all of the 2002 reinsurance business and related assets of St. Paul

Re, including all of the outstanding capital stock of Platinum US. Among the fixed assets transferred were furniture, equipment, systems and software, and the intangible assets included broker lists, contract renewal rights and licenses. The Formation Agreement contains provisions regarding indemnification of each of St. Paul and the Company by the other, restrictions on St. Paul regarding competition with the Company and the transfer or acquisition of Common Shares in certain circumstances, and participation in Common Share buy-back programs. The Formation Agreement provided that the Company and its subsidiaries enter into several agreements with St. Paul and its subsidiaries, as described below.

     The Company entered into a registration rights agreement with St. Paul as of November 1, 2002 and related letter agreement dated March 22, 2004, pursuant to which St. Paul has the right to require the Company, subject to certain specified exceptions, on three occasions to register under the Securities Act, any Common Shares owned by St. Paul or its affiliates for sale in a public offering. Pursuant to this agreement, the Company has also agreed to use its reasonable best efforts to enable St. Paul from and after the third anniversary of the completion of the Initial Public Offering to distribute the Common Shares it beneficially owns in an offering on a continuous or delayed basis pursuant to a registration statement under the 1933 Act. After November 1, 2007, St. Paul will have the right to two additional demand registrations if St. Paul beneficially owns more than 9.9% of the Common Shares then outstanding. Each demand must include a number of Common Shares with a market value equal to at least $50 million, except that this limitation will not apply to St. Paul's last demand registration. Pursuant to the related letter agreement, each of St. Paul and the Company have agreed that their respective rights, duties and obligations with regard to the registration, offering and sale of St. Paul's shares under the universal shelf registration statement of Form S-3 filed by the Company shall be as if such registration statement had been filed pursuant to a demand request under the registration rights agreement.

     Certain subsidiaries of the Company entered into several quota share retrocession agreements with subsidiaries of St. Paul, pursuant to which St. Paul's subsidiaries transferred the liabilities, related assets and rights and risks under substantially all of the reinsurance contracts entered into by St. Paul's subsidiaries on or after January 1, 2002, excluding certain liabilities relating to the flooding in Europe in August 2002 and business underwritten in London for certain financial services companies (the "Quota Share Retrocession Agreements"). These agreements provided for the transfer to subsidiaries of the Company of cash and other assets aggregating approximately $485,687,000, which represents substantially all of the existing 2002 underwriting year loss reserves, excluding certain liabilities retained by St. Paul, allocated loss adjustment expense reserves, other reserves related to non-traditional reinsurance treaties, unearned premium reserves (subject to agreed upon adjustments) and other related reserves, which relate to contracts entered into on and after January 1, 2002, as of the date of the transfer and 100% of future premiums (less any ceding commission under the Quota Share Retrocession Agreements) associated with the transferred reinsurance contracts relating to periods after the date of the transfer. Trusts have been established and funded to secure Platinum US's retrocession obligations to St. Paul's subsidiaries.

     Platinum US and St. Paul Fire and Marine Insurance Company, a wholly owned subsidiary of St. Paul ("St. Paul Fire and Marine"), entered into a US Underwriting Management Agreement dated as of November 1, 2002. Pursuant to this agreement, Platinum US has authority to write renewals of certain non-traditional reinsurance contracts for a period of three years on behalf of St. Paul Fire and Marine or Mountain Ridge Insurance Company, a wholly owned subsidiary of St. Paul. Platinum US bears all the expenses incurred in underwriting and administering the non-traditional business that it reinsures. St. Paul Fire and Marine is required to pay the direct and reasonable indirect costs of non-traditional business not reinsured by Platinum US. Platinum UK and St. Paul Reinsurance Company Limited ("St. Paul Re UK") entered into a similar agreement dated as of November 1, 2002 providing Platinum UK with substantially the same rights to underwrite business on behalf of St. Paul Re UK.

     In addition, St. Paul Re UK, St. Paul Management Limited and Platinum UK entered into a UK Business Transfer Agreement under which Platinum UK acquired the reinsurance business of St. Paul Re UK, together with the associated customer lists and goodwill (other than the assumption of liability for, or the management of, existing reinsurance contracts entered into by St. Paul Re UK on or prior to November 1, 2002). Platinum UK is entitled to write reinsurance business for its own account and benefit in succession to St. Paul Re UK. In consideration for the transfer, a portion of the St. Paul Option was allocated to St. Paul Re UK. Pursuant to this agreement, St. Paul paid Platinum UK $63,548 representing its pro rata share of retention bonuses that were paid to certain employees of Platinum UK in 2004.

     The Company and Platinum UK entered into Master Services Agreements with St. Paul and St. Paul Re UK pursuant to which St. Paul and its subsidiaries provide certain services, including accounting, payroll administration, human resources management and systems support, at cost until the Company and Platinum UK deem it no longer necessary. Both of these Master Services Agreements, which originally were scheduled to terminate on June 30, 2003, were amended by the parties to terminate on June 30, 2005 with respect to certain services. The Company and Platinum UK paid St. Paul and St. Paul Re UK a total of $326,000 for services provided in 2004 under the Master Services Agreements. The Company and Platinum UK also entered into Run-off Services Agreements with St. Paul and St. Paul Re UK, pursuant to which the Company and Platinum UK, for a period of up to two years following completion of the Initial Public Offering, provide St. Paul and St. Paul Re UK with specified services at cost in administering the run-off of certain reinsurance contracts. These agreements expired by their terms on November 1, 2004.

     Pursuant to the Employee Benefits and Compensation Matters Agreement, St. Paul transferred certain of its employees to Platinum US. The agreement provides for the allocation of assets and liabilities and certain other agreements with respect to employee compensation and benefit plans. Pursuant to this agreement, St. Paul paid Platinum US $487,788 representing its pro rata share of retention bonuses that were paid to certain employees of Platinum US in 2004. In addition, St. Paul paid Platinum US $443,983 in 2004 as reimbursement for expenses relating to payments to Platinum US employees for their unvested St. Paul options at the time of the Initial Public Offering.

     Pursuant to the reimbursement agreement between the Company and St. Paul dated March 25, 2004, St. Paul paid the Company $2 million for expenses relating to severance payments for certain employees of Platinum UK and information technology equipment that was transferred from Platinum US to St. Paul Re.

     Platinum US entered into an Aggregate Excess of Loss Retrocession Agreement with Mountain Ridge Insurance Company, a St. Paul subsidiary, on June 11, 2003. This Agreement related to an underlying agreement with Liberty Mutual which, in turn, was reinsured by Platinum US under a 100% Quota Share Retrocession Agreement with Mountain Ridge Insurance Company.

     Platinum US has entered into several novation and other agreements with St. Paul and various ceding insurance companies, whereby Platinum has replaced St. Paul as the reinsurer on the respective contracts. In certain cases, these contracts were originally issued by St. Paul Fire and Marine because Platinum US was not authorized as a reinsurer in Wisconsin. Several novation agreements were entered into after Platinum US became authorized in Wisconsin.

     Platinum UK entered into an Excess of Loss Reinsurance contract with XL Re on July 1, 2003 that replaced an existing contract between XL Re and St Paul. This contract includes a provision whereby St. Paul received a commission as compensation for forfeiting a $5.65 million deficit premium that would have been paid to St. Paul if the existing contract had simply been terminated.

     Platinum Bermuda was one of several reinsurers participating on five excess-of-loss reinsurance contracts and a variable quota share reinsurance contract with certain subsidiaries of St. Paul relating to contract surety business. Platinum Bermuda received approximately $9.4 million in premium under these contracts in 2004. Platinum Bermuda is one of several reinsurers participating on a three-year structured surety excess of loss reinsurance contract with certain subsidiaries of St. Paul. Platinum Bermuda has a 30% participation under this contract and expects to receive approximately $26 million in total premium under this contract in 2005. Platinum Bermuda is one of several reinsurers participating on three layers of a twelve-month surety excess of loss reinsurance contract with certain subsidiaries of St. Paul. Platinum Bermuda has a 7% participation under this contract and expects to receive approximately $5.3 million in total premium under this contract in 2005. Platinum US is one of several reinsurers participating on two layers of a property catastrophe program with certain St. Paul subsidiaries. Platinum US has a .5% and 1.25% participation on these two layers and receives approximately $784,000 in total premium under this contract.

     Platinum US is one of several reinsurers participating on two property excess of loss reinsurance contracts with Discover Re, a subsidiary of St. Paul. Platinum US has a 10% participation and receives approximately $3.7 million in total premium under these contracts. Platinum US is one of several reinsurers participating on an excess workers compensation quota share contract with Discover Re. Platinum US has a 2.5% participation under this contract and receives approximately $1.9 million in total premium under this contract. Platinum US is one of several reinsurers participating on two layers of a workers compensation excess of loss reinsurance contract with Discover Re. Platinum US has a 10% participation under this contract and expects to receive approximately $975,000 in total premium under this contract in 2005.

  TRANSACTIONS WITH RENAISSANCERE AND ITS SUBSIDIARIES

     Concurrently with the completion of the Initial Public Offering, the Company sold 3,960,000 Common Shares to RenaissanceRe at a price of $22.50 per share less the underwriting discount (the "RenaissanceRe Investment") in a private placement pursuant to the Investment Agreement. In addition, RenaissanceRe received an option to purchase up to 2,500,000 additional Common Shares at any time during the ten years following the Initial Public Offering at a purchase price of $27.00 per share (the "RenaissanceRe Option"). The RenaissanceRe Option was amended on November 18, 2004 to provide that, in lieu of paying $27.00 per share, any exercise by RenaissanceRe of the RenaissanceRe Option will be settled on a net share basis, which would result in the Company issuing to RenaissanceRe a number of Common Shares equal to the excess of the market price per share, determined in accordance with the amendment, over $27.00 less the par value per share multiplied by the number of Common Shares issuable upon exercise of the options, divided by that market price per share. Based on the closing price per share on March 1, 2005, RenaissanceRe had the right to acquire pursuant to the RenaissanceRe Option 342,652 Common Shares as of such date, resulting in the beneficial ownership by RenaissanceRe of 4,302,652 Common Shares (or 9.9% of the then outstanding Common Shares) as of such date. The Investment Agreement provides that, for so long as RenaissanceRe beneficially owns Common Shares representing at least 62.5% of the Common Shares purchased pursuant to the Investment Agreement, one qualified person designated by RenaissanceRe, who is reasonably acceptable to the Company, but not an officer, director or employee of RenaissanceRe or any of its subsidiaries, will be nominated by the Company for election as a director of the Company at each shareholder meeting at which directors are elected and the Company shall use commercially reasonable efforts to cause this director's appointment to the Executive Committee and, subject to applicable law, rules or regulations, the Governance Committee of the Board of Directors of the Company. The Investment Agreement also provides that, for so long as RenaissanceRe beneficially owns Common Shares representing at least 62.5% of the Common Shares purchased pursuant to the Investment Agreement, RenaissanceRe will have the right to designate a representative to attend (but not to vote at) meetings of the Board of Directors and to receive notices, agendas, minutes and all other materials distributed to participants at such meetings.

     The Company and RenaissanceRe entered into a Transfer Restrictions, Registration Rights and Standstill Agreement as of November 1, 2002, pursuant to which, prior to November 1, 2003, RenaissanceRe could not transfer any interest in the Common Shares it purchased pursuant to the Investment Agreement except under certain conditions. Under this agreement, RenaissanceRe has the right to require the Company, subject to certain specified exceptions, on four occasions to register under the 1933 Act any Common Shares owned by RenaissanceRe or its affiliates for sale in a public offering beginning as of November 1, 2003. The Company has also agreed to use its reasonable best efforts to enable RenaissanceRe, from and after the third anniversary of the completion of the Initial Public Offering, to distribute the Common Shares it beneficially owns in an offering on a continuous or delayed basis pursuant to a registration statement under the 1933 Act. After November 1, 2007, RenaissanceRe will have the right to an additional two demand registrations if RenaissanceRe beneficially owns more than

9.9% of the Common Shares then outstanding. Each demand must include a number of Common Shares with a market value equal to at least $50 million, except that this limitation will not apply to RenaissanceRe's last demand registration. This agreement also contains provisions regarding indemnification of each of RenaissanceRe and the Company by the other, restrictions on RenaissanceRe regarding the acquisition of Common Shares in certain circumstances, and requirements relating to pre-emptive rights and participation in Common Share buy-back programs.

     The Company entered into a five-year Services and Capacity Reservation Agreement with RenaissanceRe, effective October 1, 2002, pursuant to which RenaissanceRe provides services to the subsidiaries of the Company in connection with its property catastrophe book of business. At the Company's request, RenaissanceRe will analyze the Company's property catastrophe treaties and contracts and will assist the Company in measuring risk and managing the Company's aggregate catastrophe exposures. Based upon such analysis, RenaissanceRe will furnish quotations at the Company's request for rates for non-marine property catastrophe retrocessional coverage with aggregate limits up to $100 million annually, either on an excess-of-loss or proportional basis. The Company and RenaissanceRe may then enter into retrocessional agreements on the basis of the quotations. The fee for the coverage commitment and the services provided by RenaissanceRe under this agreement is $4 million at inception and at each anniversary, adjusted to 3.5% of the Company's gross written non-marine non-finite property catastrophe premium for the previous annual period, if and to the extent such amount is greater than the fee paid in such previous annual period. Either party may terminate this agreement if the other is deemed impaired or insolvent by applicable regulatory or judicial authorities or is the subject of conservation, rehabilitation, liquidation, bankruptcy or similar insolvency proceedings. The Company paid a total of $6.1 million to RenaissanceRe pursuant to this agreement for 2004.

     Platinum Bermuda and Platinum US have each entered into substantially similar Referral Agreements with Renaissance Underwriting Managers Ltd. ("RUM"), a subsidiary of RenaissanceRe, effective November 1, 2002 (collectively, the "Referral Agreements"), pursuant to which RUM provides referrals of treaty and facultative reinsurance contracts to Platinum Bermuda and Platinum US (the "Referred Contracts"). Under the Referral Agreements, Platinum Bermuda and Platinum US each have the opportunity to quote on Referred Contracts that would not otherwise be presented to Platinum Bermuda or Platinum US in the normal course. Under each of the Referral Agreements, Platinum Bermuda and Platinum US pay RUM an annual finder's fee and, in certain circumstances, a profit commission for Referred Contracts actually bound by Platinum Bermuda or Platinum US in accordance with formulas set forth in the Referral Agreements. Under the Referral Agreements, RUM may elect, at the time it refers a Referred Contract, to cause Platinum Bermuda or Platinum US to retrocede up to 30% of such Referred Contract actually bound by Platinum Bermuda or Platinum US (the "RenRe Retro Share"). The finder's fee and any profit commission due to RUM under each Referral Agreement is reduced by the amount of the RenRe Retro Share. The RenRe Retro Share may be subject to an aggregate loss ratio cap that will limit the maximum liability of RenaissanceRe to 225% of Gross Premium Written (as defined in the Referral Agreement) for each annual period. The Referral Agreements expire on October 31, 2007. In 2004, Platinum US paid RUM $387,725 under its Referral Agreement and Platinum Bermuda paid RUM $458,533 under its Referral Agreement.

     Platinum US entered into an excess of loss contract with RenaissanceRe effective as of June 11, 2003, where the loss index is based on a property catastrophe program purchased by Platinum US. Under this contract, RenaissanceRe is liable for 50% of all premiums (plus a 2% override) and is entitled to 50% of any loss recoveries under the indexed property catastrophe program.

     Platinum US is party to two property catastrophe excess of loss programs with the Glencoe Group of Companies, which are affiliates of RenaissanceRe. Platinum has a 5% participation across four layers of reinsurance on one program and a 15% participation on the other program.

     Platinum US is a party to a quota share retrocession agreement with Glencoe Insurance Ltd., an affiliate of RenaissanceRe, pursuant to which Platinum US cedes 85% of all liabilities under property facultative certificates underwritten by Savannah Reinsurance Underwriting Management, LLC, an underwriting manager. Platinum US receives an issuing carrier commission equal to 4% of gross net written premium due under these certificates.

  OTHER TRANSACTIONS

     The Company is a party to an investment management agreement with Alliance Capital Management L.P. ("Alliance"), pursuant to which Alliance provides investment advisory services to the Company. The Company pays a fee to Alliance for these services based on the amount of the Company's assets managed by Alliance. A total of $2,247,865 is payable to Alliance for investment advisory services provided in 2004. Holly Price, a Senior Vice President at AllianceBernstein Institutional Investment Management, a unit of Alliance, is the wife of Michael Price, the President and Chief Underwriting Officer of Platinum US.

                             AUDIT COMMITTEE REPORT

     The Audit Committee of the Board of Directors is currently composed of the directors whose names appear at the end of this report. The members are independent as defined in the NYSE listing standards, which provide, among other things, that directors shall have no relationship with the Company that may interfere with the exercise of their independence from management and the Company. The Board of Directors has determined that the members of the Audit Committee also meet the qualifications set forth in the NYSE listing standards regarding financial literacy and accounting or related financial management expertise. The Board of Directors has also determined that Mr. Baldwin is an "audit committee financial expert" as defined by the SEC and that Mr. Deutsch would be an "audit committee financial expert" if elected at the Annual Meeting and appointed to the Audit Committee as planned.

     The Audit Committee is responsible for, among other things, reviewing with management and the independent registered public accounting firm the audited financial statements to be included in the Company's Annual Report on Form 10-K, reviewing with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, "Communications With Audit Committees," as amended by Statement on Audit Standards No. 90, "Audit Committee Communications" ("SAS No. 61") and recommending whether the audited financial statements should be included in the Company's Annual Report on Form 10-K. The Company's management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

     In this context, the Audit Committee has reviewed and discussed the Company's audited financial statements as of December 31, 2004 and for the year then ended, including management's discussion and analysis of financial condition and results of operations, with management and KPMG LLP ("KPMG"), the Company's independent registered public accounting firm. The Audit Committee has also discussed with KPMG the matters required to be discussed by SAS No. 61, including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the disclosures in the financial statements.

     The Audit Committee also discussed with KPMG the critical accounting policies and practices used in the preparation of the audited financial statements as of December 31, 2004 and for the year then ended; any alternative treatments within accounting principles generally accepted in the United States of America for policies and practices related to material items that have been discussed with management, including the ramifications of the use of such alternative treatments and the treatment preferred by KPMG; and any material written communications between KPMG and management.

     KPMG provided a report to the Audit Committee describing KPMG's internal quality-control procedures and related matters. KPMG also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," as adopted by the Independence Standards Board, and the Audit Committee discussed with KPMG its independence. When considering KPMG's independence, the Audit Committee considered, among other matters, whether KPMG's provision of non-audit services to the Company is compatible with maintaining the independence of KPMG.

     In addition, the Audit Committee reviewed key initiatives and programs aimed at strengthening the effectiveness of the Company's system of internal controls. As part of this process, the Audit Committee monitored the scope and adequacy of the Company's internal auditing function, reviewing steps taken to implement recommended improvements in internal procedures and controls.

     Based on the reviews and discussions with management and KPMG referred to above, the Audit Committee has recommended to the Board of Directors that the audited financial statements as of December 31, 2004 and for the fiscal year then ended be included in the Company's Annual Report on Form 10-K for such fiscal year. The Audit Committee also recommended to the Board of Directors that KPMG be selected as the Company's independent registered public accounting firm for the 2005 fiscal year, subject to shareholder ratification as required by Bermuda law.

                                          H. Furlong Baldwin, Chairman
                                          Jonathan F. Bank
                                          Dan R. Carmichael
                                          Peter T. Pruitt

     The foregoing Report of the Audit Committee shall not be deemed to be "soliciting material" or "filed" with the SEC or incorporated by reference in any previous or future document filed by the Company with the SEC under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates such Report by reference in any such document.

    PROPOSAL 2 -- RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC
                                ACCOUNTING FIRM

     Upon recommendation of the Audit Committee, the Board of Directors has selected KPMG to serve as the Company's independent registered public accounting firm for the 2005 fiscal year. A proposal will be submitted to shareholders at the Annual Meeting for ratification of such selection as required by Bermuda law. A representative of KPMG is expected to attend the Annual Meeting and will have an opportunity to make a statement and respond to questions.

     The following table summarizes the aggregate fees billed by KPMG for services rendered for the years ended December 31, 2004 and 2003:

                                                                 2004         2003
                                                              ----------   ----------
Audit fees(1)...............................................  $1,776,148   $  923,890
Audit-related fees(2).......................................      90,500        7,089
Tax fees(3).................................................     155,312      151,652
All other fees(4)...........................................           0       48,709
                                                              ----------   ----------
Total.......................................................  $2,021,960   $1,131,340

---------------

(1) The amount shown for "Audit fees" for 2004 represents fees for professional services rendered by KPMG for (a) the audit of the Company's annual financial statements and internal control over financial reporting for 2004,
    (b) the review of the Company's financial statements included in its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004, (c) statutory audits for the Company's insurance subsidiaries and (d) assistance with the review of documents filed with the SEC. The amount shown for "Audit fees" for 2003 represents fees for professional services rendered by KPMG for (a) the audit of the Company's annual financial statements for 2003, (b) the review of the Company's financial statements included in its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003, (c) statutory audits for the Company's insurance subsidiaries and (d) assistance with the review of documents filed with the SEC.

(2) The amount shown for "Audit-related fees" for 2004 represents audit-related fees for work related to the Company's shelf registration statement and the underwritten public offering of St. Paul's 6,000,000 Common Shares. The amount shown for "Audit-related fees" for 2003 represents audit-related fees for assistance with United Kingdom statutory accounting matters.

(3) The amount shown for "Tax fees" for 2004 represents fees for tax compliance matters in the United States, the United Kingdom and Ireland. The amount shown for "Tax fees" for 2003 represents fees for tax compliance matters in the United States and the United Kingdom.

(4) The amount shown for "All other fees" for 2003 represents fees for administrative services relating to obtaining work permits and due diligence and accounting consultation provided by KPMG Bermuda in connection with a strategic investment.

     The Audit Committee is primarily responsible for managing the Company's relationship with its independent registered public accounting firm. Subject to ratification by the shareholders of the Company as required by Bermuda law, the Audit Committee has the sole authority to approve the engagement, determine the compensation and oversee the performance of the Company's independent registered public accounting firm. The Audit Committee has considered whether KPMG's provision of non-audit services to the Company is compatible with maintaining the independence of KPMG. It is the Company's policy that all audit services and all permitted non-audit services to be provided to the Company by the independent registered public accounting firm are approved in advance by the Audit Committee (or by one or more of its members if duly authorized by the Audit Committee). The Audit Committee pre-approved all audit, audit-related and tax services provided by KPMG in 2004.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE SELECTION OF KPMG AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

                             ADDITIONAL INFORMATION

OTHER ACTION AT THE ANNUAL MEETING

     As of the date of this statement, the Board of Directors knows of no business that will be presented for consideration at the Annual Meeting other than that referred to above. As to other business, if any, that may come before the Annual Meeting, proxies in the enclosed form will be voted in accordance with the discretion of the person or persons voting the proxies.

SHAREHOLDER PROPOSALS FOR 2006 ANNUAL GENERAL MEETING OF SHAREHOLDERS

     In accordance with Rule 14a-8 of the Exchange Act, any shareholder who wishes to present a proposal at the 2006 Annual General Meeting of Shareholders and to include the proposal in the proxy statement for such meeting must deliver the proposal to the Company's principal executive offices no later than the close of business on November 21, 2005. Proposals should be addressed to the Secretary, Platinum Underwriters Holdings, Ltd., The Belvedere Building, 69 Pitts Bay Road, Pembroke HM 08 Bermuda.

     Pursuant to Rule 14a-4(c)(1) of the Exchange Act, if a shareholder who intends to present a proposal at the 2006 Annual General Meeting of Shareholders does not notify the Company of such a proposal on or before February 4, 2006, then proxies received by the Company for that meeting will be voted by the persons named as such proxies in their discretion with respect to such proposals. Notices of such proposals are to be sent to the above address.

                                          By order of the Board of Directors,

                                                  Michael E. Lombardozzi
                                            Executive Vice President, General
                                                         Counsel
                                                      and Secretary

Pembroke, Bermuda
March 22, 2005

PLEASE MARK YOUR VOTE IN BOX IN THE FOLLOWING MANNER [X] USING DARK INK ONLY.             Mark Here     [ ]
                                                                                          for Address
                                                                                          Change or
                                                                                          Comments
                                                                                          SEE REVERSE SIDE

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH SPECIFICATIONS MADE. IF NO CHOICES ARE INDICATED, THIS PROXY WILL BE VOTED "FOR" ITEMS 1 AND 2.

1. To elect the following nominees to the Company's Board of Directors.

                                                                   FOR ALL
01 H. Furlong Baldwin,           FOR          WITHHOLD             EXCEPT
02 Jonathan F. Bank,             [ ]            [ ]                 [ ]
03 Dan R. Carmichael,
04 Neill A. Currie,
05 Robert V. Deutsch,
06 Gregory E. A. Morrison,
07 Steven H. Newman, and
08 Peter T. Pruitt.

TO WITHHOLD AUTHORITY TO VOTE FOR AN INDIVIDUAL NOMINEE, MARK
THE BOX LABELED "FOR ALL EXCEPT" AND STRIKE A LINE THROUGH
THE NOMINEE'S NAME ABOVE.

2. To consider and take action upon a          FOR      AGAINST       ABSTAIN
   proposal to ratify the selection of KPMG    [ ]        [ ]           [ ]
   LLP as the Company's independent
   registered public accounting firm for the 2005 fiscal year.

Upon such other business as may properly come before the meeting or any postponement or adjournment thereof.

                      PLACE "X" HERE IF YOU PLAN TO ATTEND              [ ]
                      AND VOTE YOUR SHARES AT THE MEETING

SIGNATURE _______________ SIGNATURE ________________ DATED ______________, 2005

PIEASE SIGN EXACTLY AS YOUR NAME APPEARS ABOVE. I SHARES ARE HELD IN THE NAME OF JOINT HOLDERS, EACH SHOULD SIGN. IF YOU ARE SIGNING AS A TRUSTEE, GUARDIAN, EXECUTOR, ETC., PLEASE SO INDICATE.
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

                      PLATINUM UNDERWRITERS HOLDINGS LTD.

                             THE BELVEDERE BUILDING
                                69 PITTS BAY ROAD
                                    2ND FLOOR
                             PEMBROKE HM 08 BERMUDA

      THIS PROXY IS SOLICITED ON OF THE BOARD OF DIRECTORS AND WILL BE VOTED FOR ITEMS 1 AND 2 IF NO INSTRUCTIONS TO THE CONTRARY ARE INDICATED.

      The undersigned hereby appoints STEVEN H. NEWMAN, GREGORY E.A. MORRISON and MICHAEL E. LOMBARDOZZI, jointly and severally, proxies, with the power of substitution and with the authority in each to act in the absence of the other, to vote ail shares the undersigned is entitled to vote at the Annual General Meeting of Shareholders on April 26, 2005 or postponements or adjournments thereof on all matters that may properly come before the meeting, and particularly to vote as hereinafter indicated. The undersigned hereby acknowledges receipt of the Notice of Annual General Meeting of Shareholders and Proxy Statement dated March 22, 2005.

      IMPORTANT - This proxy must be signed and dated on the reverse side.

    ADDRESS CHANGE/COMMENTS (MARK THE CORRESPONDING BOX ON THE REVERSE SIDE)

________________________________________________________________________________

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